     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998
                                                      REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                NET GROCER INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                        5411                    13-3873142
   (State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
    incorporation or organization)    Classification Code Number)   Identification No.)

                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (212) 244-0031
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 DANIEL NISSAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                NET GROCER INC.
                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (212) 244-0031
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                ----------------
                                with copies to:

        SHELDON G. NUSSBAUM, ESQ.         DAVID C. DRUMMOND, ESQ.
       FULBRIGHT & JAWORSKI L.L.P.   WILSON SONSINI GOODRICH & ROSATI
          666 FIFTH AVENUE                  650 PAGE MILL ROAD
         NEW YORK, NEW YORK 10103       PALO ALTO, CALIFORNIA 94304

                               ----------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                               ----------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

=========================================================================================================================
                                                                                         PROPOSED
                                                                       PROPOSED           MAXIMUM
               TITLE OF EACH CLASS                   AMOUNT             MAXIMUM          AGGREGATE
               OF SECURITIES TO BE                    TO BE         OFFERING PRICE       OFFERING          AMOUNT OF
                   REGISTERED                    REGISTERED (1)      PER SHARE (2)     PRICE (1)(2)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share .........   $                  $                  $37,950,000      $ 11,195.25
-------------------------------------------------------------------------------------------------------------------------

(1) Includes shares to be sold upon exercise of the Underwriters' over-allotment option. See "Underwriting".

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 30, 1998


                                     SHARES

                                     [LOGO]


                                  COMMON STOCK

                                ----------------

     All of the shares of Common Stock offered hereby are being issued and sold by Net Grocer Inc. ("NetGrocer" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $
and $    per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "NTGR."


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                     PRICE TO   UNDERWRITING   PROCEEDS TO
                      PUBLIC     DISCOUNT(1)   COMPANY(2)
                    ---------- -------------- ------------
Per Share .........  $            $              $
Total(3) ..........  $            $              $

--------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2)   Before deducting expenses of the offering payable by the Company
      estimated at $       .

(3) The Company has granted an option to the Underwriters, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriters exercise such over-allotment option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will
be $      , $       and $      , respectively. See "Underwriting."
                               ----------------
     The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing
the shares will be made against payment on or about      , 1998 at the office
of CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, World Financial Center, New York, New York 10281.




                               ----------------
CIBC OPPENHEIMER                                  VOLPE BROWN WHELAN & COMPANY





                  The date of this Prospectus is       , 1998

[Pictures]






























                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this Prospectus, including without limitation statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors." Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SHORT POSITIONS AND THE IMPOSITIONS OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes that the underwriters' over-allotment option has not been exercised, (ii) assumes the exercise of
warrants issued by the Company to purchase     shares of Common Stock, (iii)
assumes the conversion of convertible debentures issued by the Company into shares of Common Stock and (iv) reflects a 10-for-1 stock split effected
September 2, 1997 and a subsequent    -for-1 stock split to be effected before
the consummation of the Offering. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."


                                  THE COMPANY

     NetGrocer is the only nationwide, Internet supermarket offering customers dry grocery and related consumer products shipped directly to homes and offices. Through a virtual supermarket on the World Wide Web at www. netgrocer.com, the Company offers competitively priced products, online convenience and comprehensive product information, all to help shoppers reduce grocery bills, save time and shop more effectively. The NetGrocer Internet supermarket never closes. Twenty-four hours a day, seven days a week, NetGrocer customers can shop at their convenience, browsing from aisle to aisle and making selections from full-color product images. Orders are then carefully packaged and shipped from the Company's central distribution center primarily via FedEx. One of the Company's unique advantages is its ability to sell a variety of higher margin consumer products, such as housewares, toys and baby-related items with its dry grocery product offerings at no additional shipping charge to the customer and at minimal additional shipping cost to the Company. The Company recently entered into marketing relationships with various Internet sites and services which the Company believes will provide it with a further competitive advantage over its current and potential competitors with respect to customer acquisition efforts. One such relationship is the Company's exclusive marketing alliance with the America Online service, to which 47% of all U.S. interactive households subscribe. In addition, the Company has exclusive agreements with AOL.COM, Yahoo! Inc. and Excite, Inc., which have an unduplicated combined reach of approximately 75% of U.S. Web users and are each among the top six most visited Web sites. As part of its relationship with the Company, America Online, Inc. ("AOL") also has agreed, subject to certain conditions, to make a strategic investment in the Company in a private placement occurring contemporaneously with the consummation of this offering.

     According to Progressive Grocer's 1998 Annual Report of the Grocery Industry (the "Progressive Grocer Report"), the retail grocery industry is the largest retail category in the U.S., representing 18%, or $436 billion, of the $2.4 trillion spent on retail goods in 1997. The "dry grocery" segment, comprised of items such as snack food, beverages, soups, pet food, personal care and health and beauty products, and household products, represented more than $217 billion of the retail grocery market. Jupiter Communications estimates that consumers spent approximately $85 million in 1997 on groceries purchased online and that these purchases will increase to $6.6 billion by 2002. The Company is leveraging the dramatic growth and inherent economic advantages of the Internet as a commerce medium to create a model that significantly reduces the high overhead and fixed costs associated with traditional grocery retailers, satisfies consumers' increasing demand for convenience and service, and provides an attractive medium for consumer product manufacturers to effectively and efficiently market their products to specific demographic groups.

     Through its virtual supermarket and centralized distribution strategy, NetGrocer has effectively re-engineered the traditional supply chain and substantially reduced the real estate, inventory and personnel costs typically associated with a "brick and mortar" retail store. NetGrocer is redefining and improving the traditional grocery shopping experience for the consumer as well by providing added convenience, time savings, easily accessible and comprehensive product information and high quality customer service. Furthermore, NetGrocer's re-engineered supply chain benefits consumer product manufacturers through improved distribution, marketing and promotion of grocery and related consumer products. NetGrocer's systems enable it to (i) collect a wide variety of information about the Company's customers to provide research and marketing services to consumer product manufacturers, (ii) permit the marketing of products by consumer product manufacturers to desired demographic groups or customers on a one-to-one basis and (iii) reduce the costs to consumer product manufacturers of market research and sampling, and new product introductions. The Company recently entered into a marketing agreement with Unilever Foods, the second largest consumer product manufacturer in the world, to provide such services.


     NetGrocer's objective is to be the leading online retailer of dry grocery products and its customers' most frequently visited store for the purchase of dry grocery and related consumer products. The Company plans to achieve this objective by (i) creating customer loyalty through delivering a superior shopping experience, (ii) building a national brand identity, (iii) leveraging its superior economic model, (iv) maintaining a superior technology platform,
(v) capitalizing on aggregation opportunities to enhance its margins and (vi) leveraging its customer database information to generate marketing revenues.


     NetGrocer has grown rapidly since it commenced sales operations in July 1997. Monthly visits to the NetGrocer site have grown from approximately 84,000 in December 1997 to approximately 580,000 in June 1998. Despite the Company's limited operating history and rapid acquisition of new customers, however, the Company already experiences significant customer loyalty, with repeat customers generally shopping 1.5 to 2 times per month and accounting for over 60% of revenues during the first six months of 1998.


     NetGrocer was incorporated in Delaware on October 27, 1995. The Company maintains its principal executive offices at 333 Seventh Avenue, New York, New York 10001. Its telephone number is (212) 244-0031.
                               -----------------
                                 THE OFFERING



Common Stock Offered by the Company ................        shares
Common Stock to be Outstanding After the Offering(1)        shares
Use of Proceeds ....................................   To fund strategic marketing relationships
                                                       and other capital expenditures and for
                                                       general corporate purposes, including
                                                       working capital. See "Use of Proceeds."
Proposed Nasdaq StockMarket Symbol .................   "NTGR"

----------
(1)   Excludes: (i)       shares of Common Stock issuable upon exercise of
      outstanding options at a weighted average exercise price of        per
      share; and (ii)       shares of Common Stock reserved for issuance upon
      exercise of options that may be granted in the future under the Company's
      1996 Stock Option Plan (the "Stock Option Plan"). Includes    shares of
      Common Stock reserved for issuance pursuant to the exercise of two warrants issued by the Company to AOL (assuming an initial public offering
      price of $    per share) and       shares of Common Stock issuable upon
      the conversion of two convertible debentures issued by the Company to Cendant Corporation (including its predecessors, HFS Incorporated and CUC International Inc., "Cendant"). See "Management--Employment Agreements" and "--Stock Option Plans," "Certain Transactions," "Description of Capital Stock" and Notes 6 and 7 of Notes to Financial Statements.

                            SUMMARY FINANCIAL DATA




                                                                                     QUARTERS ENDED
                                             YEAR ENDED     -----------------------------------------------------------------
                                              DEC. 31,         JUN. 30,        SEP. 30,         DEC. 31,          MAR. 31,
                                                1997             1997            1997             1997              1998
STATEMENT OF OPERATIONS DATA:             ---------------   -------------   -------------   ---------------   ---------------
                                             (AUDITED)                                 (UNAUDITED)
Net sales .............................    $    281,160      $       --      $   83,511      $    197,649      $    406,639
Gross deficit .........................        (283,370)             --        (103,324)         (180,046)         (285,726)
Loss from operations ..................      (3,552,759)       (431,935)       (567,494)       (2,110,337)       (2,967,398)
Net loss ..............................      (3,584,570)       (431,935)       (568,064)       (2,140,889)       (3,043,102)
Basic loss per share ..................
Diluted loss per share ................
Weighted average number of
 shares outstanding (basic) ...........
Weighted average number of
 shares outstanding (diluted) .........


                                               MARCH 31, 1998
                                      ---------------------------------
                                           ACTUAL        AS ADJUSTED(1)
BALANCE SHEET DATA:                   ---------------   ---------------
                                                 (UNAUDITED)
Working capital (deficit) .........    $  7,120,988       $
Total assets ......................       9,350,153
Convertible debentures ............      12,000,000
Stockholders' deficit .............      (3,929,647)

----------
(1) Adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public offering price
      of $   per share and after deducting the estimated underwriting discount and offering expenses. See "Use of Proceeds" and "Capitalization."


                                 RISK FACTORS

     Purchasers of Common Stock in the Offering should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

















     NetGrocer (Trade Mark) is a trademark of the Company for which registration applications have been filed with the United States Patent and Trademark Office. All other trademarks and tradenames referenced in this Prospectus are the property of their respective owners.

                                 RISK FACTORS

     The statements in this Prospectus that relate to future plans, events or performance are forward-looking statements. The Company's future operations, financial performance, business and share price may be affected by a number of factors, including the factors listed below, any of which could cause actual results to vary materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     Limited Operating History. The Company was founded in October 1995 and began selling dry grocery and related consumer products on its Web site in July 1997. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. These risks include, but are not limited to, an evolving and unpredictable business model and the ability to manage growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing these risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     Accumulated Deficit; Negative Gross Margins; Anticipated Losses. Since inception, the Company has incurred significant losses, and as of March 31, 1998 had an accumulated deficit of approximately $7.2 million. In addition, the Company has incurred a gross margin deficit in each quarterly period since it began selling groceries on its Web site. Since the Company's cost of shipping orders exceeds the amount the Company charges to its customers for delivery, it is unlikely that the Company will achieve positive gross margins with its current business strategy without the opening of additional distribution centers in other parts of the country in order to reduce shipping distances. However, it is unlikely the Company will open any additional distribution centers in the next 12 months and there can be no assurance the Company will successfully open additional distribution centers at any point in the future or that, if opened, such additional distribution centers will enable the Company to achieve positive gross margins. The Company also believes that it will continue to have a negative gross margin until such time as it is able to, among other things, realize other efficiencies and economies of scale, improve product mix and realize certain purchasing economies.

     The Company currently intends to continue to invest in pursuing strategic alliances, marketing and promotion, site development and technology, and infrastructure development. Achieving profitability given planned investment levels will depend upon the Company's ability to substantially increase its customer base and revenue levels, improve its product mix by increasing its sales of higher margin consumer products, reduce shipping costs, primarily through opening additional distribution centers, attract advertising dollars and reduce its merchandise costs through volume discounts and direct purchases from manufacturers. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future and that the rate at which such losses will be incurred will increase significantly from current levels. Although the Company has experienced significant revenue growth in recent periods, such growth rates are not sustainable and are expected to decline in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Need for Additional Funds. The Company anticipates that the net proceeds from this offering, together with other available resources, will be sufficient to fund the Company's operations for the next 12 months. In addition, the Company is committed to make fixed payments over the next two to three years aggregating approximately $23.8 million under agreements entered into with its strategic marketing partners, of which, the Company is obligated to pay approximately $16 million over the next 12 months. However, the Company's capital requirements depend on several factors, including the rate of market acceptance, the ability to expand the Company's customer base and retain existing customers, the level of expenditures for sales and marketing, the level of expenditures for planned capital facilities expansion and increased inventory, the level of and need to fund future operating losses, the cost of Web site upgrades and other factors. If capital requirements vary materially from those currently planned, the

Company may require additional financing sooner than anticipated. In addition, in order to achieve profitability, the Company will be required to make additional capital expenditures for the opening of additional distribution centers for which additional funds will be required. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. If equity securities are issued in connection with a financing, dilution to the Company's stockholders may result. To the extent additional funds are raised through the incurrence of debt, the Company may become subject to certain restrictions on its operations and finances. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Ability to Attract and Retain Customers. The market for the Company's Internet-based grocery service has only recently begun to develop and is rapidly evolving. There is significant uncertainty regarding whether this market will ultimately prove to be viable or, if it becomes viable, that it will grow. The Company's future growth, if any, will be dependent on the willingness of consumers to purchase groceries over the Internet and the Company's ability to generate higher levels of traffic to its site, increase the percentage of visitors who purchase products and increase the number of repeat purchasers. Although the Company is pursuing a number of strategies designed to accomplish these objectives, including its relationships with AOL, Yahoo!, Excite and other Web sites, there can be no assurance that the Company will be successful in this regard. If the market for the Company's service fails to develop or develops more slowly than expected, if consumers do not accept the Company's service, or if the Company is unable to retain its customers, the Company's business, results of operations and financial condition would be materially and adversely affected.

     Increased Reliance Upon Strategic Alliances. The Company increasingly is relying on certain strategic alliances to attract users to its Web site. The Company has entered into exclusive strategic alliances with AOL, Yahoo! and Excite with respect to certain areas on their respective Web sites and services. The Company's ability to generate revenues will depend on increased traffic and purchases that the Company expects to generate through these efforts. There can be no assurance that these efforts will generate a substantial number of new customers or sales or that the Company's infrastructure will be sufficient to handle the resulting increased traffic.

     The Company has invested, and expects that it will continue to invest, significant resources in its strategic marketing alliances. The Company is obligated to make fixed payments of approximately $16 million to AOL, Yahoo! Inc. ("Yahoo!"), Excite, Inc. ("Excite") and iVillage, Inc. ("iVillage") over the next 12 months in connection with such marketing alliances, and is required to pay an additional $7.8 million in fixed payments over the life of these agreements. There can be no assurance that the Company will generate sufficient sales to realize economies of scale that justify the Company's significant obligations to AOL, Yahoo!, Excite, and iVillage. The failure of the Company to do so would likely have a material adverse effect on the Company's business, financial condition and results of operations. In addition, none of the AOL, Yahoo! or Excite agreements provides the Company with automatic renewal rights upon expiration of their respective terms. There can be no assurance that such agreements will be renewed on an exclusive basis or on terms favorable to the Company or at all. Furthermore, the Company's significant investment in the AOL, Yahoo! and Excite relationships is based on the continued positive market presence, reputation and anticipated growth of their respective Web sites and services, as well as the commitment by each of AOL, Yahoo! and Excite to deliver the number of impressions and/or guaranteed traffic required by the agreements. Any decline in these sites' market presence, business or reputation or the failure by one or more of them to deliver the number of impressions and/or guaranteed traffic required by the agreements will reduce the value of these strategic alliances to the Company and will likely have a material adverse effect on the business, financial condition and results of operations of the Company. Additionally, to the extent the Company generates significant revenues from its relationship with any particular third party Internet site, the Company could be adversely affected by such third party's inability to maintain efficient and uninterrupted operation of its computer and communications hardware systems. See "Business-- Marketing."

     Reliance on FedEx. The Company relies on FedEx for delivery of substantially all of the packages shipped to the Company's customers. There can be no assurance that FedEx will not experience labor difficulties in the future which would have a significant impact on the Company's ability to do business. The Company's agreement with FedEx provides for certain shipping volume discounts and other matters but does not commit FedEx to carry the Company's packages at any particular price or at all. As a consequence, there can be no assurance that FedEx will retain its existing pricing structure. Any substantial increase in the prices charged by FedEx to the Company, or any refusal or inability by FedEx to act as the Company's delivery service would have an immediate material and adverse effect on the Company's business, financial condition and results of operations. See "Business--Distribution and Order Fulfillment."

     Fluctuations of Future Operating Results. The Company expects to experience significant fluctuations in its revenues due to a variety of factors, many of which are outside the Company's control. Factors that could have a material adverse effect on the business, financial condition and results of operations of the Company include: (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction; (ii) the mix of products sold; (iii) price competition;
(iv) the mix of revenues derived from its relationships with strategic partners such as AOL, Yahoo!, Excite and iVillage versus those derived from the Company's other marketing efforts; (v) the termination of its relationships with strategic partners; (vi) changes in shipping costs for delivery of the Company's packages; (vii) the amount of advertising or other incremental revenues received during a period; (viii) the level of use of the Internet and online services and consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company; (ix) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner; (x) technical difficulties, system downtime or Internet brownouts; (xi) the failure of Internet bandwidth to increase significantly over time and/or an increase in the cost to consumers of obtaining or using Internet bandwidth; (xii) the amount and timing of costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure; (xiii) certain government regulations; and (xiv) general economic conditions and economic conditions specific to the Internet and online commerce. In addition, the Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and, to a large extent, are fixed. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, financial condition and results of operations.

     Due to the foregoing factors, the Company's annual or quarterly operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock likely would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks Associated with Distribution Strategy. The Company's fulfillment and customer service operations are currently located at a single 125,000 square foot facility in North Brunswick, New Jersey. Consequently, the Company's ability to fulfill customer orders is subject to the risk of certain events affecting such facility including fire, weather related disruptions and similar catastrophic events. Any impairment of the Company's ability to make use of this facility would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, to the extent the Company opens additional distribution facilities in the future, it may face significant logistical and inventory management issues.

     Competition. The retail grocery industry is intensely competitive. In addition, the electronic commerce market is new, rapidly evolving and intensely competitive. The Company currently or potentially competes with a variety of other companies, including: (i) traditional "brick and mortar" grocery retailers, such as neighborhood grocery stores, supermarket chains, warehouse clubs, drug stores, mass merchants and discount stores, some of whom already fulfill orders obtained via telephone, fax or computer; (ii) various regional online grocery delivery services, such as HomeGrocer, HomeRuns, Peapod, Inc. and Streamline; (iii) prospective national online grocery delivery services; and (iv) other online or catalogue retailers of products sold by the Company (including certain high margin products such as housewares, toys and baby-related items).

     The Company believes that the principal competitive factors in its market are price, convenience, functionality and reliability of the shopping and ordering system, product selection, level and accessibility of information regarding products offered, general brand awareness, reliability and professionalism of delivery operations, available technology and level of customer service. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater revenue, financial, marketing and other resources than the Company. In addition, online retailers of products sold by the Company may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, obtain more favorable shipping rates and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand awareness. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that failure to successfully deal with competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, financial condition and results of operations. See "Business--Competition."

     Risk of Inability to Manage Potential Growth. The Company has rapidly expanded its operations. This expansion has placed, and is expected to continue to place, a significant strain on the Company's management, fulfillment and other operations, systems and financial resources. To manage further growth, the Company must improve existing operations and systems and expand and integrate its employee base. In order to effectively handle the increased number of customer orders associated with the level of growth the Company needs to achieve, the Company also will be required to substantially increase the automation of its warehouse facility and fulfillment system. Additionally, to the extent the Company opens regional distribution facilities in the future, it will face significant logistical and inventory management issues. From December 31, 1995 to June 30, 1998, the Company has grown from 3 to 63 employees, and several members of the Company's senior management have only recently joined the Company. The Company's recently hired employees also include a number of key managerial, technical and operations personnel, and the Company expects to add additional key personnel in the near future. In addition, certain of the Company's executive officers have limited or no experience in managing a public company. The inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risk of System Failure. The Company's success, in particular its ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of the Company's computer and communications hardware is located at two facilities. Additionally, certain of the Company's servers are maintained and operated by a third party contractor. The Company's systems and operations and those of such contractor are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, computer viruses, break-ins and similar events. The Company presently does not have redundant systems or a formal disaster recovery plan. Any system interruptions that result in the unavailability of the Company's Web site or reduced order fulfillment performance would decrease the volume of goods sold and the attractiveness of the Company's product and service offerings. The Company has experienced periodic system interruptions from time to time and there can be no assurance system interruptions will not occur in the future. Despite the implementation of network security measures by the Company, its servers potentially are vulnerable to computer viruses or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Technology."

     Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks. A key element of the Company's strategy is to generate a high volume of traffic on, and use of, its Web site. Accordingly, the satisfactory performance, reliability and availability of the Company's Web site, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers and maintain adequate customer service levels. The Company's revenues depend on the number of visitors who shop on its Web site and the volume of orders it fulfills. Any substantial increase in the volume of traffic on the Company's Web site or the number of orders placed by customers will require the Company to expand and upgrade further its technology, transaction processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or timely expand and upgrade its systems and infrastructure to accommodate such increases. Any inability to do so may cause unanticipated system disruptions, slower response times, lower levels of customer service, impaired quality and slower order fulfillment and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's transaction processing systems are not integrated with the remainder of the Company's accounting and financial systems. As a result, the Company's current management information system, which produces frequent operational reports, is inefficient with respect to traditional accounting-oriented reporting and requires a significant amount of manual effort to prepare information for financial and accounting reporting. Any future inability by the Company to add additional software and hardware or to develop and upgrade further its existing technology, transaction processing systems or network infrastructure to accommodate increased traffic on its Web site or increased sales volume through its transaction processing systems may cause delays in reporting accurate financial information. There can be no assurance that the Company will be able to effectively upgrade and expand its transaction processing systems in a timely manner or to integrate smoothly any newly developed or purchased modules with its existing systems. See "Business--Technology."

     Dependence on Continued Growth of Electronic Commerce. The Company's long-term viability is dependent in part upon the widespread consumer acceptance and use of the Internet as a medium of commerce. Use of the Internet as a means of effecting retail transactions is at an early stage of development, and demand and market acceptance for recently introduced services and products over the Internet is uncertain. The Company cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not become a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure, delayed development of enabling technologies and inadequate performance improvements. In addition, the Internet's viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet in general. Moreover, adverse publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users also may inhibit the growth of commerce on the Internet. If the use of the Internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet does not effectively support growth that may occur, the Company would be materially adversely affected.

     Risks Related to Security of Electronic Commerce. A significant barrier to the acceptance and viability of electronic commerce is concern regarding the security of transmission of confidential information. The Company generally relies on encryption and authentication technology licensed from third parties that is designed to facilitate the secure transmission of confidential information, such as customer credit card numbers. Nevertheless, the Company's infrastructure and that of their current or future third party contractors are potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. To the extent that activities of the Company or its third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability. Therefore, the Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company. See "--Regulation; Privacy Issues" and "Business--Technology."

     Rapid Technological Change. To remain competitive, the Company must continue to enhance and improve the functionality and features of the NetGrocer supermarket service. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems inadequate or obsolete. Additionally, the rapid roll-out of unproven or inadequately tested software packages occasionally results in the Company making changes to its site, potentially resulting in the users of such software being unable to successfully communicate or otherwise interface with the Company's site. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, financial condition and results of operations would be materially adversely affected. See "Business--Technology."

     Trademarks and Proprietary Rights. The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has applied for the registration of certain of its trademarks. The Company has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company. Due to the fact that material may be downloaded from Web sites and subsequently distributed to others, there is a potential that claims will be made against the Company for negligence, copyright or trademark infringement, or other theories based on the nature and content of such material. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Costs or the imposition of liabilities that are not covered by insurance or are in excess of insurance coverage could have a material adverse effect on the Company. See "Business--Intellectual Property."

     Governmental Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to electronic commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, liable and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales and Other Taxes. The Company currently is not required to collect sales or other similar taxes in respect of shipments of goods into states other than New York and New Jersey. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as the Company which engage in electronic commerce. In addition, any operations subsequently commenced in states outside New York and New Jersey could subject shipments into these states to state sales taxes under current or future laws. A successful assertion by one or more states that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risk Associated with the Year 2000. The so-called Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, with a similar problem in each year going forward. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company does not believe that it has material exposure to any Year 2000 problems with respect to its own information systems since its existing systems correctly define the year 2000 and beyond. The Company currently is unable to predict the extent to which Year 2000 problems will affect its suppliers or service providers, or the extent to which it would be vulnerable to suppliers' failure to remediate any Year 2000 problems on a timely basis. The failure of a major supplier or service provider which has a Year 2000 problem to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company. In addition, most of the purchases from the Company's online supermarket are made with credit cards and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to Year 2000 problems that are not rectified by their credit card vendors.

     Regulation; Privacy Issues. The online services industry is new and rapidly changing, and federal and state regulation relating to the Internet and online services is evolving. The Company is aware of certain industry requests of the Federal Communications Commission (the "FCC") to review the impact of Internet usage on U.S. telecommunications service providers, in particular, the generally lower cost structure for data transmission versus voice transmission. FCC regulatory review and rulemaking could result in new regulation of the Internet and online industry, changes in current rules governing telecommunications or both. In turn, this could result in increased telecommunications costs for the Internet and online industry. These or other regulatory initiatives could have a material adverse effect on the Company's business, results of operation or financial condition.

     There has been a growing concern about privacy and the collection, distribution and use of information about individuals, and the Company is subject to various federal and state regulations concerning such activities. Although the Company's compliance with such federal and state regulations has not had a material adverse effect on the Company, no assurance can be given that additional federal or state laws or regulations (including antitrust and consumer privacy laws) will not be enacted or applied to the Company or certain of its customers, in particular, users of interactive marketing services. A component of the Company's business strategy is the value it can provide to consumer product manufacturers through the Company's ability to accumulate demographic and purchasing data from its customers. Any such guidelines, laws or regulations could adversely affect the ability of the Company or its clients to collect, distribute or use consumer information, or could otherwise have a material adverse effect on the Company's business, results of operations or financial condition. The Company has adopted policies to address certain privacy concerns, including restricting access to its database, limiting the type of information that the Company provides to third parties, and implementing data security systems at the Company's data center. However, there can be no assurance that such policies and arrangements will be effective, and to the extent that they are not effective, the Company's business, results of operations or financial condition could be materially and adversely affected.

     Dependence on Key Personnel. The Company is highly dependent upon the efforts of the members of its management team, particularly those of its President and Chief Executive Officer, Daniel Nissan, and its Executive Vice President and Chief Operating Officer, Richard D. Falcone. The loss of the services of one or more of these individuals might impede the Company's execution of its business strategy and the achievement of its business objectives. Additionally, there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key personnel could adversely affect the Company's business, operating results and financial condition. See "Business--Employees" and "Management-- Executive Officers, Key Employees and Directors."

     No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock. The initial public offering price per share of the Common Stock will be determined by negotiations between the Company and the Underwriters. See "Underwriting." Application has been made for the Common Stock to be quoted on the Nasdaq National Market; however, there can be no assurance that an active trading market will develop and be sustained subsequent to this offering. The market price of the Common Stock may fluctuate substantially because of a variety of factors, including operating results, growth rates, changes in distribution costs, changes in earnings estimates by analysts, sales of Common Stock by existing holders, loss of key personnel and other factors. In addition, the stock market in general, and the market for Internet-related stocks in particular, historically has been subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.

     Immediate and Substantial Dilution. The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in this
offering will experience immediate and substantial dilution of $       in the
pro forma net tangible book value per share of Common Stock. To the extent outstanding warrants and options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

     Control by Certain Principal Stockholders. Following consummation of this offering, the Company's executive officers and directors and their affiliated
entities as a group will beneficially own approximately   % of the outstanding
Common Stock. As a result, NetGrocer's executive officers, directors and principal stockholders as a group will have the ability to control the outcome of all matters submitted to a vote of the Company's stockholders, including the election of directors and significant corporate transactions. Due to the number of shares of Common Stock beneficially owned by the Company's executive officers, directors and affiliates, as well as the ability of the Board of Directors to issue shares of preferred stock without further vote or action by the stockholders, any change in control of the Company could be delayed, deferred or prevented without further action by the Company's stockholders. Consequently, the market price of the Common Stock may be less likely to reflect a "premium for control." See "--Availability of Preferred Stock for Issuance; Anti-Takeover Provisions" and "Principal Stockholders."

     Availability of Preferred Stock for Issuance; Anti-Takeover
Provisions. The Company's Certificate of Incorporation, as it is proposed to be amended and restated before the consummation of this offering, authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of and issue up to 1,000,000 shares of preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, rights to purchase preferred stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of preferred stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Common Stock or limit the price that investors might be willing to pay for shares of the Common Stock. Further, the Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, or by a majority of the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. These and other provisions contained in the Certificate of Incorporation and the Company's By-Laws, as well as certain provisions of the Delaware General Corporation Law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law and Certain Charter Provisions."

     Shares Eligible for Future Sale. Upon consummation of this offering, the
Company will have        shares of Common Stock outstanding (assuming no
exercise of outstanding options or warrants). Of these shares, the shares sold pursuant to this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except those shares acquired by "affiliates" of the Company within the meaning of the Securities Act which will be subject to the resale limitations of Rule 144 promulgated thereunder. The remaining shares (the "Restricted Shares") will be restricted securities within the meaning of Rule 144 and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The Company, its executive officers, directors and all of its stockholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose (a "Disposition") of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain limited exceptions, until 360 days after the effective date of this Prospectus (the "Lock-Up Period"), without the prior consent of CIBC Oppenheimer Corp., except that certain non-management employees are restricted from making a Disposition for a period of 180 days. However, CIBC
Oppenheimer Corp. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.
Commencing at the end of the Lock-Up Period,        shares will be eligible for
sale in the public market, subject to compliance with Rule 144. Of such shares, will be eligible for sale, without limitation, pursuant to Rule 144(k).
The remaining        shares of Common Stock held by existing stockholders will
become eligible for sale at various times over a period of two years. The Company has granted to certain security holders demand and piggyback
registration rights covering an aggregate of        shares of Common Stock. The
Company expects to file a Registration Statement on Form S-8 registering shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1996 Stock Option Plan following consummation of the Offering. Sales of substantial amounts of shares of Common Stock in the public market or the availability of such shares for future sale could adversely affect the market price of these shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the        shares of
Common Stock offered by the Company hereby, at an assumed initial public
offering price of $       per share, and after deducting underwriting discounts
and commissions and other estimated offering expenses, are estimated to be
approximately $      .


     The Company intends to use the net proceeds from this offering over the next 12 months, primarily to fund sales and marketing expenditures, including aggregate fixed payments of approximately $16 million to its strategic marketing partners, approximately $4 to $5 million to fund capital expenditures associated with the expansion, build-out and further automation of the Company's distribution capabilities, including the opening of an additional distribution center, approximately $2 to $3 million to continue to upgrade its technology and transaction-processing systems and the remaining net proceeds for general corporate purposes, including working capital. The Company will require additional capital in periods following the next 12 months in order to fund these expenditures and its other long-term business strategies. For example, the Company is committed to make fixed payments over the next two to three years aggregating approximately $23.8 million under agreements entered into with its strategic marketing partners. See "Risk Factors--Need for Additional Funds" and "Business--Marketing." The amounts actually expended by the Company for working capital purposes may vary significantly depending upon a number of factors, including future revenue growth, if any, and the amount of cash, if any, generated by the Company's operations.


     The amounts actually expended for each purpose, other than the payments due to its strategic marketing partners as described above, will be determined at the discretion of the Company. The Company's future capital requirements and the allocation of the net proceeds of this offering, will depend on many factors, including the entrance into new strategic alliances, increases in advertising and promotions, growth of the Company's customer base and revenues, and other factors. Accordingly, the actual amount of proceeds devoted to each purpose may vary substantially from the amount set forth above.


     Pending such uses, the Company intends to invest the net proceeds in money market funds or other short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY


     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that any future earnings will be retained by the Company for the development and operations of its business. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on a historical basis and (ii) as adjusted to give effect to the sale by the Company of the Common Stock offered hereby and the application
of the net proceeds therefrom, and the sale of      shares of Common Stock to
AOL immediately prior to the consummation of this offering. See "Use of Proceeds." The information set forth below should be read in conjunction with the Company's Financial Statements and related Notes thereto and other financial information included elsewhere in this Prospectus.




                                                                   AS OF MARCH 31, 1998
                                                                 -------------------------
                                                                   ACTUAL      AS ADJUSTED
                                                                 ----------   ------------
                                                                    (DOLLAR AMOUNTS IN
                                                                        THOUSANDS)
Convertible debentures (1) ...................................    $ 12,000       $
Stockholders' deficit:
 Preferred Stock, $.01 par value; 1,000,000 shares authorized;
   none issued and outstanding ...............................          --
 Common Stock, $.01 par value; 30,000,000 shares authorized;
       shares issued and outstanding;      shares issued and
   outstanding, as adjusted (2) ..............................           1
 Additional paid-in capital ..................................       3,461
 Deferred compensation .......................................        (138)
 Accumulated deficit .........................................      (7,172)
 Receivable from stock option exercise .......................         (81)
                                                                  --------
 Total stockholders' deficit .................................      (3,929)
                                                                  --------
   Total capitalization ......................................    $  8,071       $
                                                                  ========       =========

----------
(1)   Represents two convertible debentures issued by the Company to Cendant
      Corporation, convertible into an aggregate of      shares of Common Stock
      (the "Convertible Debentures"). The Company has the right to require the conversion of the Convertible Debentures to Common Stock beginning in March 2002. The Convertible Debentures may be converted by Cendant at any time. The number of shares into which the Convertible Debentures is convertible is fixed regardless of the time of conversion or the amount of interest accrued at that time.

(2)   Excludes: (i)      shares of Common Stock reserved for issuance pursuant
      to the Company's 1996 Stock Option Plan, of which      shares are
      issuable upon exercise of stock options outstanding as of March 31, 1998
      with a weighted average exercise price of      per share; and (ii)
      shares of Common Stock issuable upon the conversion the Convertible
      Debentures. Includes      shares of Common Stock reserved for issuance
      pursuant to the exercise of warrants issued by the Company to AOL. See "Description of Share Capital," "Management--Stock Option Plans," "Certain Transactions," "Description of Capital Stock" and "Underwriting."

                                   DILUTION


     The net tangible book value (deficiency) of the Company at June 30, 1998,
was approximately $     million, or $     per share of Common Stock. Net
tangible book value (deficiency) per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding at June 30, 1998. After giving effect to the sale by the Company of the Common Stock offered hereby at the initial
public offering price of $     per share and deducting the underwriting
discount and estimated expenses and the sale of shares of Common Stock to AOL at the initial public offering price, the net tangible book value of the
Company at June 30, 1998 would have been approximately $     million, or $
per share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution of $     per
share to new investors. The following table illustrates this per share dilution:



   Assumed initial public offering price per share .......................                 $
     Net tangible book value (deficiency) per share at June 30, 1998 .....   $
     Increase in net tangible book value per share attributable to new investors ..........................................................
                                                                             ---------
   Net tangible book value per share after this offering .................
                                                                                           ---------
   Dilution per share to new investors ...................................                 $
                                                                                           =========

     The following table summarizes, as of June 30, 1998, the differences in the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing stockholders and the new investors in this offering.




                                    SHARES PURCHASED      TOTAL CONSIDERATION       AVERAGE
                                  --------------------   ----------------------      PRICE
                                   NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                  --------   ---------   ----------   ---------   ----------
Existing stockholders .........                      %    $                   %    $
New investors .................                      %    $                   %    $
                                  --------   ---------   ----------   ---------
 Total ........................                      %    $                   %
                                  ========   =========   ==========   =========

     The foregoing computations exclude      shares of Common Stock reserved
for issuance pursuant to the Company's 1996 Stock Option Plan, of which shares are issuable upon exercise of stock options outstanding as of June 30,
1998 with a weighted average exercise price of $     per share. The exercise of
such options would result in further dilution to new investors. See "Management--Stock Option Plans."

                            SELECTED FINANCIAL DATA


     The following selected financial data are derived from the Company's Financial Statements. The Financial Statements for the period of October 27, 1995 (inception) through December 31, 1996 and the year ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP and their report dated March 6, 1998, except note 1 (Basis of Presentation) as to which the date is July 6, 1998 appears elsewhere herein. Data for the three months ended March 31, 1998 have been derived from unaudited Financial Statements included elsewhere in this Prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods presented. Results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year ending December 31, 1998. This data is qualified by the more detailed Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.




                                                      YEARS ENDED DECEMBER 31,         QUARTER ENDED
                                                   -------------------------------       MARCH 31,
                                                        1996             1997              1998
                                                   -------------   ---------------   ----------------
STATEMENT OF OPERATIONS DATA:
------------------------------------------------                                        (UNAUDITED)
Net sales ......................................    $       --      $    281,160       $    406,639
Cost of sales ..................................            --           564,530            692,365
                                                    ----------      ------------       ------------
Gross deficit ..................................            --          (283,370)          (285,726)
Operating expenses:
 Selling and marketing .........................        64,559         1,058,037            632,711
 Systems operating and development .............       305,435           674,630            311,896
 General and administrative ....................       173,876         1,536,722          1,737,065
                                                    ----------      ------------       ------------
Loss from operations ...........................      (543,870)       (3,552,759)        (2,967,398)
Interest expense, net ..........................            --            30,552             75,014
                                                    ----------      ------------       ------------
Loss before provision for income taxes .........      (543,870)       (3,583,311)        (3,042,412)
Provision for income taxes .....................           688             1,259                690
                                                    ----------      ------------       ------------
Net loss .......................................    $ (544,558)     $ (3,584,570)      $ (3,043,102)
                                                    ==========      ============       ============
Basic loss per share ...........................
Diluted loss per share .........................
Weighted average number of shares outstanding
 (basic) .......................................
Weighted average number of shares outstanding
 (diluted) .....................................


                                               DECEMBER 31,
                                      -------------------------------      MARCH 31,
                                           1996             1997              1998
                                      -------------   ---------------   ---------------
BALANCE SHEET DATA:
-----------------------------------                                       (UNAUDITED)
Working capital (deficit) .........     $ (89,577)     $  3,169,430      $  7,120,988
Total assets ......................       104,406         4,917,195         9,350,153
Convertible debentures ............            --         5,000,000        12,000,000
Stockholders' deficit .............       (44,558)       (1,129,128)       (3,929,647)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Financial Statements and notes thereto included elsewhere in this Prospectus.


OVERVIEW

     NetGrocer is the only nationwide, Internet supermarket offering customers dry grocery and related consumer products shipped directly to homes and offices. The Company was incorporated in October 1995 and for the period from inception through July 1997, the Company's operating activities related primarily to the initial planning, development and design of the NetGrocer Internet supermarket, the development of the necessary systems infrastructure, vendor relationships, and logistics and operations. In July 1997, the Company commenced offering products for sale on its Web site and began to recognize revenues. Since the commencement of sales, the Company has been focused on continuously improving the functionality and speed of its Internet supermarket, expanding the selection of products offered, building the NetGrocer brand and customer base by attracting and retaining customers, and providing the highest level of customer service. As a result, net sales and the number of customers have increased in each quarter since July 1997.

     Net sales are comprised of the selling price of the dry grocery and related consumer products sold, net of product credits and other discounts (which have not been significant to date), and outbound shipping charges. Net sales increased 106% to $406,639 for the quarter ended March 31, 1998 as compared to $197,649 for the quarter ended December 31, 1997 (the Company's first full quarter of sales). At the end of June 1998, the Company had over 14,000 customers in 48 states. The Company's future sales growth will depend on its ability to attract and retain a growing number of customers and increase the frequency with which such customers place orders. The Company recently entered into marketing relationships with various Internet sites and services which the Company believes will provide it with a further competitive advantage over its current and potential competitors with respect to customer acquisition efforts. One such relationship is the Company's exclusive marketing alliance with the America Online service (the "AOL Service"), to which 47% of all U.S. interactive households subscribe. In addition, the Company has exclusive agreements with AOL.COM, Yahoo! and Excite, which have an unduplicated combined reach of approximately 75% of U.S. Web users and are each among the top six most visited Web sites. As part of its relationship with the Company, AOL also has agreed, subject to certain conditions, to make a strategic investment in the Company contemporaneously with the consummation of this offering. The Company expects these alliances to drive increased traffic to the NetGrocer online supermarket, enhance awareness of the NetGrocer brand and provide an important customer acquisition channel.

     Costs of sales consist primarily of cost of merchandise sold, inbound and outbound shipping costs and direct cost of order fulfillment. As the Company achieves higher levels of sales, the Company expects the gross deficit as a percentage of net sales to decrease as it reduces average order shipping cost through increasing geographic density of customers, the opening of additional distribution centers and realizing other efficiencies and economies of scale. In addition, the Company expects gross product margins to improve as it seeks to increase the mix of higher margin products and realizes increased purchasing economies. The Company also expects overall gross margins to increase as it attracts advertising and marketing dollars from consumer product manufacturers. See "Risk Factors--Accumulated Deficit; Negative Gross Margins; Anticipated Losses."

     Operating expenses consist of selling and marketing expenses, systems operating and development expenses, and general and administrative expenses. Selling and marketing expenses consist primarily of costs related to strategic marketing alliances, advertising, public relations and promotional expenditures, as well as payroll and related expenses of sales and marketing personnel. Selling and marketing expenditures are expected to increase significantly principally due to increased costs related to strategic alliances. The Company has minimum aggregate commitments to AOL, Yahoo!, Excite and iVillage of approximately $16 million over the next 12 months. Systems operating and development expenses consist primarily of payroll and related expenses for Web site design and development, network operations and maintenance, and costs relating to systems and telecommunications infrastructure. The Company expects such expenses to increase in future periods but to decrease as a percentage of net sales as it continues to improve the functionality and speed of the NetGrocer Internet supermarket and make enhancements to its system. General and administrative expenses consist of payroll and related expenses for executive, accounting, warehousing costs, recruiting, professional fees and other general corporate purposes. The Company expects such expenses to increase in future periods but to decrease as a percentage of net sales as it expands its staff and incurs additional overhead costs to support the growth of its business and the costs related to being a public company.


     The Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their initial stage of operations, particularly companies in new and rapidly evolving markets such as online commerce. Due to its limited operating history, the Company does not have a basis to determine the impact, if any, of seasonality on its results of operations. Certain of these risks have been addressed in detail under the heading "Risk Factors" in this Prospectus.


     At March 31, 1998, the Company's accumulated deficit was approximately $7.2 million. The Company believes that it will incur substantial operating losses for the foreseeable future and that the rate at which such losses will be incurred will increase significantly from current levels. Since the Company has relatively low gross margins on certain product lines, the ability of the Company to generate and enhance profitability given planned investment levels depends upon its ability to substantially increase its customer base and revenue levels, improve its product mix by increasing its sales of higher margin consumer products, reduce shipping costs, attract advertising dollars and reduce its merchandise costs through volume discounts and direct purchases from manufacturers. There can be no assurance that the Company will be able to generate sufficient revenues from the sales of its products to achieve or maintain profitability on a continuing basis.


RESULTS OF OPERATIONS


     The following table sets forth certain statements of operations data for the Company's four most recent quarters and the year ended December 31, 1997. The quarterly information has been derived from the Company's unaudited Financial Statements. In management's opinion, this unaudited information has been prepared on the same basis as the annual Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period and comparisons of results from quarter to quarter, are not necessarily meaningful. Additionally, the discussion following the table contains comparisons of the quarter ended December 31, 1997 to the quarter ended March 31, 1998 since management believes that comparisons of the first quarter of 1998 with quarters prior to the fourth quarter of 1997 are not necessarily meaningful.

                                                                             QUARTERS ENDED (UNAUDITED)
                                                YEAR ENDED   -----------------------------------------------------------
                                                 DEC. 31,       JUN. 30,      SEP. 30,       DEC. 31,        MAR. 31,
                                                   1997           1997          1997           1997            1998
                                             --------------- ------------- ------------- --------------- ---------------
Net sales ..................................  $    281,160    $       --    $   83,511    $    197,649    $    406,639
Cost of sales ..............................       564,530            --       186,835         377,695         692,365
                                              ------------    ----------    ----------    ------------    ------------
Gross deficit ..............................      (283,370)           --      (103,324)       (180,046)       (285,726)
Operating expenses:
 Selling and marketing .....................     1,058,037       106,797       186,606         687,236         632,711
 Systems operating and development .........       674,630        97,361        97,846         271,374         311,896
 General and administrative ................     1,536,722       227,777       179,718         971,681       1,737,065
                                              ------------    ----------    ----------    ------------    ------------
Loss from operations .......................    (3,552,759)     (431,935)     (567,494)     (2,110,337)     (2,967,398)
Interest expense, net ......................        30,552            --            --          30,552          75,014
                                              ------------    ----------    ----------    ------------    ------------
Loss before provision for income taxes .....    (3,583,311)     (431,935)     (567,494)     (2,140,889)     (3,042,412)
Provision for income taxes .................         1,259            --           570              --             690
                                              ------------    ----------    ----------    ------------    ------------
Net loss ...................................  $ (3,584,570)   $ (431,935)   $ (568,064)   $ (2,140,889)   $ (3,043,102)
                                              ============    ==========    ==========    ============    ============

     Net Sales. Net sales for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 were $281,160, $197,649 and
$406,639, respectively. In July 1997, the Company commenced offering products for sale on its Web site and began to recognize revenues. Subsequent to July 1997, net sales increased in all periods presented as a result of increased product sales due primarily to an increase in the number of customers.

     Cost of Sales and Gross Deficit. Cost of sales for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 was $564,530, $377,695 and $692,365, respectively. Gross deficit for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 was $283,370, $180,046 and $285,726, respectively. The gross deficit for these periods is primarily due to shipping costs exceeding the amount charged by the Company to its customers, personnel costs, the relatively low volume of sales relative to available capacity maintained to support anticipated sales growth, the transfer of the Company's warehouse and distribution operations from an outsourced facility in Texas to a Company-operated facility in New Jersey, and a lower margin product mix during the initial phase of the Company's sales operations caused by the limited number of products available for sale during that period.

     Selling and Marketing Expenses. Selling and marketing expenses for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 were $1,058,037, $687,236, and $632,711, respectively. The Company expects selling and marketing expenses to increase over the next 24 to 36 months due to committed expenditures in connection with the Company's various strategic marketing alliances.

     Systems Operating and Development Expenses. Systems operating and development expenses for the years ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 were $674,630, $271,374 and
$311,896, respectively. The increase in such expenses during the quarter ended March 31, 1998 versus the quarter ended December 31, 1997 was due primarily to the release of a new version of the Company's Web site, as well as other infrastructure enhancements.

     General and Administrative Expenses. General and administrative expenses for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 were $1,536,722, $971,681 and $1,737,065, respectively. The increase in such expenses during the quarter ended March 31, 1998 versus the quarter ended December 31, 1997 was due primarily to increased salaries and related expenses associated with the hiring of additional personnel, increases in warehousing costs and increases in professional fees.

     Interest Expense, Net. Interest expense, net for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 was $30,552, $30,552 and $75,014, respectively. Interest expense consists primarily of accrued interest on a convertible debenture issued by the Company, net of interest earned on the Company's cash and cash equivalents. Under the terms of the convertible debenture, interest is payable upon maturity unless the convertible debenture is converted into shares of Common Stock. The convertible debenture matures in 2002.

     Income Taxes. Income taxes for the year ended December 31, 1997 and the quarters ended December 31, 1997 and March 31, 1998 were $1,259, $0 and $690, respectively. The Company incurred a net loss for each period since inception. As of December 31, 1997, the Company had approximately $3.4 million of C corporation net operating loss carryforwards for federal income tax purposes. The Company has provided a full valuation allowance on the related deferred tax asset of approximately $1.6 million, relating primarily to net operating loss carryforwards, due to uncertainty regarding the realizability of this asset. See Note 4 of Notes to Financial Statements. For the period January 1, 1998, until June 12, 1998, the Company elected to be taxed as an S corporation and, accordingly, net operating losses incurred during that period are not available to be used by the Company to offset any future income. The Company does not expect the conversion from an S corporation to a C corporation to have a material impact on its financial condition.


LIQUIDITY AND CAPITAL RESOURCES

     From inception to June 30, 1998, the Company has financed its operations primarily through cash investments aggregating $18.0 million. In November 1997 and March 1998, the Company received $5.0 million and $7.0 million, respectively, upon the issuance of convertible debentures. Both convertible debentures have a five year maturity and bear interest at the prime rate reported in The Wall Street Journal (8.5% at June 30, 1998). The two convertible debentures, including any accrued interest, are convertible into an aggregate of 64,584 shares of Common Stock. Through June 30, 1998, the Company raised an aggregate of $6.0 million from the issuance of Common Stock to its founders and other stockholders.

     Net cash used in operating activities was $393,905 in 1996 and approximately $3.1 million in 1997. Cash used in operating activities in 1996 was attributable to a net loss of $544,558, offset in part by increases of $148,964 in accounts payable to third parties and a related party. In 1997, cash used in operating activities resulted from a net loss of approximately $3.6 million, and increases in inventories of $359,655, other assets of $126,391 and accounts receivable of $38,046 and amounts due from a related party of $209,567, offset in part by an increase of approximately $1.0 million in accounts payable to third parties and an increase of $144,808 in depreciation and amortization.

     Net cash used in operating activities was approximately $2.7 million in the quarter ended March 31, 1998. Cash used in operating activities during the first quarter of 1998 was attributable to a net loss of approximately $3.0 million, and increases in inventory of $167,159, accounts receivable of $74,722 and other assets of $72,575, offset by an increase in accounts payable and accrued expenses of $233,479 and charges of $242,583 for compensation related to the issuance of stock options and $76,007 for depreciation and amortization expense.

     As of March 31, 1998, the Company had approximately $7.8 million of cash and cash equivalents. In addition to committed payments to its strategic marketing partners and its obligations under operating and capital leases, the Company expects to make capital expenditures for the expansion, build-out and further automation of the Company's distribution capabilities, including the opening of additional distribution centers, and the continued upgrade of its technology and transaction-processing systems. The Company also anticipates a substantial increase in its capital expenditures, inventory requirements and lease commitments consistent with anticipated growth in its customer base, operations and infrastructure.

     The Company believes that the net proceeds from this offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next 12 months. The Company recently entered into exclusive marketing agreements with the AOL Service, AOL.COM, Yahoo!, Excite and iVillage, pursuant to which the Company is obligated to pay an aggregate of approximately $16 million over the next 12 months, and is required to pay an additional $7.8 million in fixed payments over the life of these agreements. However, the Company's capital requirements depend on several factors, including the rate of market acceptance, the ability to expand the Company's customer base and retain existing customers, the level of expenditures for sales and marketing expenses and alliances, the level of expenditures for planned capital facilities expansion and increased inventory, the level of and need to fund future operating losses, the cost of Web site upgrades and other factors. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. In addition, in order to achieve profitability, the Company will be required to make additional capital expenditures for the opening of additional distribution centers for which additional funds will be required. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters which could restrict the Company's operations or finances. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Need for Additional Funds" and "Use of Proceeds."

RISKS ASSOCIATED WITH THE YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the year 2000. The Company intends to conduct an analysis in 1998 to determine the extent to which its major suppliers' systems (insofar as they relate to the Company's business) are subject to the Year 2000 issue. The Company currently is unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which it would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to a Year 2000 issue to convert its systems on a timely basis or on a basis that is compatible with the Company's systems could have a material adverse effect on the Company. In addition, most of the purchases from the Company's online supermarket are made with credit cards, and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to any Year 2000 issues that are not rectified by their credit card vendors.

     See Notes to Financial Statements for information regarding recently adopted accounting standards and recently issued accounting standards.

                                   BUSINESS


     NetGrocer is the only nationwide, Internet supermarket offering customers dry grocery and related consumer products shipped directly to homes and offices. Through a virtual supermarket on the World Wide Web at www. netgrocer.com, the Company offers competitively priced products, online convenience and comprehensive product information, all to help shoppers reduce grocery bills, save time and shop more effectively. The NetGrocer Internet supermarket never closes. Twenty-four hours a day, seven days a week, NetGrocer customers can shop at their convenience, browsing from aisle to aisle and making selections from full-color product images. Orders are then carefully packaged and shipped from the Company's central distribution center primarily via FedEx. A variety of higher margin consumer products, such as housewares, toys and baby-related items. One of the Company's unique advantages is its ability to sell a variety of higher margin consumer products, such as housewares, toys and baby-related items, with its dry grocery product offerings at no additional shipping charge to the customer and at minimal additional shipping cost to the Company. The Company recently entered into marketing relationships with various Internet sites and services which the Company believes will provide it with a further competitive advantage over its current and potential competitors with respect to customer acquisition efforts. One such relationship is the Company's exclusive marketing alliance with the AOL Service, to which 47% of all U.S. interactive households subscribe. In addition, the Company has exclusive agreements with AOL.COM, Yahoo! and Excite, which have an unduplicated combined reach of approximately 75% of U.S. Web users and are each among the top six most visited Web sites. As part of its relationship with the Company, AOL also has agreed, subject to certain conditions, to make a strategic investment in the Company contemporaneously with the consummation of this offering.

     Through its virtual supermarket and centralized distribution strategy, NetGrocer has effectively re-engineered the traditional supply chain and substantially reduced the real estate, inventory and personnel costs typically associated with a "brick and mortar" retail store. NetGrocer is redefining and improving the traditional grocery shopping experience for the consumer as well by providing added convenience, time savings, easily accessible and comprehensive product information and high quality customer service. Furthermore, NetGrocer's re-engineered supply chain benefits consumer product manufacturers through improved distribution, marketing and promotion of grocery and related consumer products. NetGrocer's systems enable it to (i) collect a wide variety of information about the Company's customers to provide research and marketing services to consumer product manufacturers, (ii) permit the marketing of products by consumer product manufacturers to desired demographic groups or customers on a one-to-one basis and (iii) reduce the costs to consumer product manufacturers of market research and sampling, and new product introductions. For example, the Company recently entered into a marketing agreement with Unilever Foods, the second largest consumer product manufacturer in the world, to provide such services.

     NetGrocer has grown rapidly since it commenced sales operations in July 1997. Monthly visits to the NetGrocer site have grown from approximately 84,000 in December 1997 to approximately 580,000 in June 1998. Despite the Company's limited operating history and rapid acquisition of new customers, however, the Company already experiences significant customer loyalty, with repeat customers generally shopping 1.5 to 2 times per month and accounting for over 60% of revenues during the first six months of 1998.


INDUSTRY BACKGROUND

 Growth of the Internet

     The Internet and the Web are experiencing dramatic growth. International Data Corporation ("IDC") estimates that at the end of 1997, there were 38 million Web users in the U.S. and that by the end of 2002, the number of Web users in the U.S. will increase to over 135 million. A 1997 report by the U.S. Department of Commerce estimates that overall data traffic on the Internet is doubling every 100 days. In addition, Web users are spending an increasing amount of time on the Web. The growth in the number of Web users and the amount of time users spend on the Web is being driven primarily by the increasing importance of the Internet as a sales and distribution channel, a communications medium and an information resource, as well as the generally decreasing cost of personal computers, consumer awareness and technological advances.

 Growth of Electronic Commerce

     The Internet is dramatically affecting the distribution channels through which consumers and businesses have traditionally bought and sold goods and services. The Web provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of consumers are transacting business on the Web, including buying groceries and consumer goods, trading securities, paying bills and purchasing airline tickets. Jupiter Communications estimates that in 1997, over 25% of adult Web users purchased goods or services over the Web and that 50% of adult Web users will make online purchases in 2000. Jupiter Communications also estimates that retail consumer purchases of goods and services over the Internet will increase from $2.6 billion in 1997 to $37.5 billion in 2002. With respect to grocery products, Jupiter Communications estimates that consumers spent approximately $85 million in 1997 on groceries over the Internet and that this market will increase to approximately $6.6 billion by 2002, which represents less than 1.5% of the total amount expected to be spent on groceries in the U.S.

 Traditional Retail Grocery Industry

     The retail grocery industry is the largest retail category in the U.S., representing 18% of the $2.4 trillion spent on retail goods in 1997. According to the Progressive Grocer Report, U.S. consumers spent approximately $436 billion on groceries during 1997. The dry grocery segment alone, comprised of items such as snack food, beverages, soups, pet food, personal care and health and beauty products, and household products, represented more than $217 billion of the retail grocery market. The retail grocery industry is highly fragmented. According to the Progressive Grocer Report, there were approximately 126,000 grocery store locations in the U.S. at the beginning of 1998, with the largest supermarket chain accounting for less than 6% of industry revenues.


LIMITATIONS OF THE TRADITIONAL GROCERY RETAIL MODEL

     Limitations Facing Retailers. Traditional "brick and mortar" grocery retailers face significant economic limitations in their business models since they must make substantial investments for each retail location in real estate, store set-up costs, other fixed assets and inventory, and have high ongoing expenses relating to personnel. According to the Food Market Institute ("FMI"), 13% to 14% of a traditional grocery retailer's operating costs in 1997 were related to real estate alone and the median supermarket increased its floor space by 25% between 1990 and 1996. Additionally, the typical supermarket stocks approximately 30,000 different grocery products in each location, resulting in relatively high inventory costs and low inventory turns. Finally, traditional supermarkets require high levels of personnel in order to handle a wide range of duties, such as displaying, pricing and replenishing products, operating cash registers and assisting customers. According to FMI, labor costs typically represent 57% of operating costs in the traditional supermarket industry. Supermarkets also are forced to balance the benefit of maintaining extended store hours to accommodate shoppers' increasingly busy time schedules with the cost of remaining open during low sales volume hours. These limitations contribute to the narrow net margins achieved in the retail grocery industry which average just over 1%, according to FMI.

     Limitations Facing Consumers. The Company believes consumers are increasingly time constrained and are searching for conveniences to make their daily living easier. According to the Progressive Grocer Report, the typical consumer visits the supermarket twice per week and spends an average of $18 per visit and, unlike many other types of shopping, surveys show that consumers consider grocery shopping a chore. The structure of the retail grocery industry forces the consumer to spend significant amounts of time and effort in the traditional store searching for desired products, comparing prices and nutritional content of products, standing in long checkout lines and carrying heavy packages. A recent study showed that the average "stock up" trip to the supermarket took 47 minutes, excluding the time required for driving to and from the store, parking, and loading and unloading packages. As a result of the foregoing, the Company believes that consumers increasingly are interested in alternative grocery shopping channels.

     Limitations Facing Consumer Product Manufacturers. Consumer product manufacturers incur substantial marketing and promotional costs in order to create demand and differentiate their products from the products of other manufacturers. In 1997, these manufacturers spent approximately $38.6 billion on marketing, promotion and research, including approximately $14.5 billion on national advertising, $6.0 billion on free-standing insert coupon programs, $5.5 billion on market data and research, and $12.6 billion on point-of-purchase materials. Despite these significant expenditures, however, consumer product manufacturers are not able to efficiently target specific consumer groups. For example, consumer product manufacturers may want to target discounts and other incentives to only those consumers who have never purchased their products. As a result of their difficulty in marketing on a one-to-one basis, these manufacturers incur significant expenditures on national and other marketing programs (e.g. a coupon program) but achieve limited response rates and minimal return on investment. Another limitation faced by consumer product manufacturers is the substantial marketing and promotional expenses required to introduce new products. In order to introduce new products on a national basis, these companies must make significant expenditures on inventory to stock individual retail outlets on a national basis, or manufacturers must instead opt to introduce new products into selected markets only.


THE NETGROCER SOLUTION

     NetGrocer is the only nationwide, Internet supermarket offering customers dry grocery and related consumer products shipped directly to homes and offices. Through a virtual supermarket on the World Wide Web at www.netgrocer.com, the Company offers competitively priced products, online convenience and comprehensive product information, all to help shoppers reduce grocery bills, save time and shop more effectively. At the same time, the Company provides the level of high-quality and personalized customer service typically associated with friendly neighborhood markets. NetGrocer is leveraging the dramatic growth and inherent economic advantages of the Internet as a commerce medium to create a model that significantly reduces the high overhead and fixed costs associated with traditional grocery retailers, satisfies consumers' increasing demand for convenience and service, and provides an attractive medium for consumer product manufacturers to effectively and efficiently market their products to specific demographic groups.

     Online Store Economics. Through its virtual supermarket and centralized distribution strategy, NetGrocer has effectively re-engineered the traditional supply chain by substantially reducing the real estate, inventory and personnel costs typically associated with a "brick and mortar" retail store. As a result of its online business and centralized distribution model, the Company is required to make only a limited investment in real estate. Additionally, the Company expects to reduce inventory costs by maintaining an inventory of approximately 10,000 to 15,000 stock keeping units ("SKUs") compared with the approximately 30,000 SKUs carried by the typical supermarket. Based on industry data, less than half of the SKUs carried by traditional supermarkets account for the majority of unit sales volume, careful selection of its products and sizes should provide the majority of online shoppers with the product selection they desire. As a result of the Company's ability to operate without the need for a "brick and mortar" retail store, its personnel requirements also are substantially lower than those of a traditional supermarket, even though the Company's Internet supermarket remains open twenty-four hours a day, seven days a week. An added economic advantage for the Company comes from its ability to offer certain higher margin products, such as housewares, toys and baby-related items, that can be directly marketed to the customer and aggregated with the regular delivery of groceries at minimal additional shipping cost to the Company.

     Benefits to Consumers. NetGrocer is re-engineering the traditional grocery shopping experience for the consumer by providing added convenience, time savings, easily accessible and comprehensive product information and high quality customer service. The NetGrocer Internet supermarket never closes. Twenty-four hours a day, seven days a week, NetGrocer customers can shop at their convenience, browsing from aisle to aisle and making selections from full-color product images. Unlike the traditional grocery store shopper, the NetGrocer shopper is also able to make use of certain features that only technology can provide, such as the ability to easily sort products based on a wide range of criteria, including price per unit, brand name and nutritional characteristics, to search for specific products, and to immediately access personal shopping lists and purchasing histories. In addition to all of this added convenience, the NetGrocer Internet supermarket offers products at prices which on average are competitive to those offered by the traditional retail grocery store. Shoppers also benefit from Net Grocer's virtual merchandising capabilities which allow the Company to offer solutions such as event driven and seasonal shopping aisles like the Company's "Summer Fun" and "Super Bowl" aisles. Finally, consumers benefit from the Company's ability to ship with groceries a variety of consumer products, such as housewares, toys, and baby-related items, increasing convenience to the customer without increasing shipping charges.

     Benefits to Consumer Product Manufacturers. NetGrocer is re-engineering the distribution, marketing and promotion of grocery products for consumer product manufacturers. NetGrocer's systems can capture exposures, mouse clicks, redemptions and sales. As a result, the Company's system permits the tracking of a wide variety of information about the users of its service and is capable of providing feedback on the effectiveness of promotions and other advertising in substantially less time than is currently the case. In addition, the Company's system will permit consumer product manufacturers to market their products to desired demographic groups or individual customers on a one-to-one basis by a number of means, including placing advertisements on pages in the Company's site visited by purchasers of a particular company's products and electronic couponing. As the Company's customer base increases, the demographic and purchasing data accumulated by the Company will enable it to more effectively help consumer product manufacturers' marketing dollars reach the targeted audience. The Company recently entered into an agreement with Unilever Foods, the second largest consumer product manufacturer in the world, to provide such services. The Company believes that consumer product manufacturers eventually will also be able to use the NetGrocer online supermarket to substantially reduce the cost of market research and sampling, as well as the cost of new product introductions and marketing.

STRATEGY

     NetGrocer's objective is to be the leading online retailer of dry grocery products and its customers' most frequently visited store for the purchase of dry grocery and related consumer products. The Company plans to achieve this objective through the following key strategies:

     Create Customer Loyalty by Delivering a Superior Shopping Experience. The Company is committed to offering its customers a superior shopping experience by combining the benefits of electronic commerce with a dedicated customer focus. NetGrocer strives to offer its customers compelling value through competitive pricing, efficient and convenient service, comprehensive product information in an easy to use format, innovative use of technology, intelligent product selections, personalized services and various loyalty programs. The Company believes this strategy will enable it to attract new customers, retain existing customers, increase order frequency and increase its share of customers' purchases of products offered by the Company.

     Build National Brand Identity. The Company intends to increase its customer base by building its national brand identity through a variety of marketing and promotional techniques, including advertising on and forming strategic alliances with high traffic Web sites, developing other strategic business alliances and partnerships, advertising through traditional media, sponsoring contests and engaging in various public relations activities. The Company recently entered into marketing relationships with various Internet sites and services which the Company believes will provide it with a further competitive advantage over its current and potential competitors with respect to customer acquisition efforts. One such relationship is the Company's exclusive marketing alliance with the AOL Service, to which 47% of interactive households subscribe. In addition, the Company has exclusive agreements with AOL.COM, Yahoo! and Excite, which have an unduplicated combined reach of approximately 75% of U.S. Web users and are each among the top six most visited Web sites. As part of its relationship with the Company, AOL also has agreed, subject to certain conditions, to make a strategic investment in the Company contemporaneously with the consummation of this offering. In order to build its customer base, the Company also has entered into a strategic marketing agreement with Cendant's "NetMarket" and an exclusive marketing agreement with iVillage, two leading Internet shopping sites. Additionally, the Company has non-exclusive marketing arrangements with, among others, Microsoft, Erol's Internet service, Planet Direct, FreeRide and Earthlink, and will seek to develop relationships with other major content and service providers.

     Leverage its Superior Economic Model. The Company believes that its lower cost of operation and reduced need for investment in real estate, personnel and inventory compared to a physical retail store chain and its ability to generate certain types of marketing revenues from consumer product manufacturers, provides the Company with an economic advantage over traditional grocery retailers. The Company's goal is to capitalize on these advantages by aggressively building its customer base, thereby driving revenue growth to achieve economies of scale. The Company believes that its centralized distribution model provides it with the ability to operate in virtually every market in the continental U.S. on a cost effective basis. The Company plans to replicate its current distribution center located in the Northeast to other regions in the continental U.S. in order to reduce shipping costs and improve customer service.

     Maintain Superior Technology Platform. NetGrocer has expended and will continue to expend substantial capital and other resources developing, acquiring and implementing technology-driven enhancements to its Web site and transaction-processing systems. For the Company, the system manages the sales process from shopping to fulfillment by linking the interactive and logistics systems and permits virtual merchandising and one-to-one marketing possibilities such as the ability to target specific consumer groups with product and promotional offerings. The Company's intuitive user interface and software enables the consumer to navigate easily through an environment rich in information by using tools such as the software's search and personalized shopping features. For the consumer product manufacturer, the Company's system permits the tracking and parsing of valuable demographic information regarding its shoppers.

     Capitalize on Aggregation Opportunities to Enhance Margins. In addition to its selection of dry grocery products, the Company aggregates a variety of higher margin consumer products, such as housewares, toys and baby-related items. The Company believes that its ability to aggregate these products with its dry grocery product offerings at no additional shipping charge to the customer and at minimal additional shipping cost to the Company gives the Company a unique advantage over other online retailers of these items. The Company intends to continue to expand the list of items that customers can buy from the NetGrocer Internet supermarket.

     Leverage Customer Database Information to Generate Marketing
Revenues. NetGrocer's system captures exposures, mouse clicks, redemptions and sales, and the Company can use this data to provide feedback to consumer product manufacturers for marketing, promotion and research programs. This demographic and purchasing data can be mined and marketed to consumer product manufacturers for use in strategic Web site advertising, targeted promotions, electronic couponing and national product introductions, thereby enabling these manufacturers' marketing dollars to reach the desired audience. Additionally, the Company believes its customer demographic data and site traffic, once acquired, will create an additional means for marketers to develop brand loyalty. The Company also believes that as this traffic increases, it will provide a meaningful opportunity for advertising sales revenues, including from consumer product manufacturers, and for marketing fees for favorable placement of products on the NetGrocer site. The Company already has entered into a relationship with Unilever Foods, the second largest consumer product manufacturer in the world, to provide such services and will seek to establish relationships with other consumer product manufacturers to provide similar services.


THE NETGROCER INTERNET SUPERMARKET

     NetGrocer is the only nationwide, Internet supermarket offering customers dry grocery and related consumer products shipped directly to homes and offices. Through a virtual supermarket on the World Wide Web at www.netgrocer.com, the Company offers a wide array of dry grocery items such as cereals, pasta and grains, paper products, diapers, detergents and soaps, health and beauty products, pet foods, snacks, beverages and soups, as well as other consumer products including computer software, office pantry products, kitchen items, specialty products and photo and video products. NetGrocer believes it is the only nationwide Internet supermarket offering products priced competitively with those offered by traditional grocery retailers.

     To purchase groceries, a customer may browse through the Company's virtual supermarket by first selecting the department (e.g. food), then by picking a specific aisle (e.g. breakfast), and a specific shelf

(e.g. kids cereals) and may then view pictures of the various kids cereal product offerings in the main window. The online shopper can sort the various cereals by any number of criteria, such as product name, price per unit or nutritional content, and then simply click on the desired product he or she would like to purchase. Alternatively, the shopper can use one of the Company's search features to enter a product name or product category and proceed directly to that product or the shelf on which that product category is stocked. Once the desired products are selected, these items are automatically added to the shopper's virtual shopping cart. The shopper can add or remove merchandise from the shopping cart as he or she browses, prior to making a final purchase decision, just as in a physical store. Additionally, the shopper is provided with a running total as to the cost of the merchandise in his or her cart. The Company's software also ensures that desired items are available for delivery. The Company's site is updated on a real time basis to reflect inventory levels at the Company's warehouse--the icon for an item only appears if that item is in stock.

     [Screen shots of Food Department, Breakfast Aisle and Kids Cereals Shelf]

     Once a customer finishes shopping, he or she clicks on the Check Out icon to review his or her order and submit it to NetGrocer. First-time shoppers are prompted to supply shipping, address and credit card information. This data, along with personalized shopping lists, is stored securely on the Company's server for future use by the customer. The Company's system automatically sends an electronic invoice to shoppers to confirm the order was shipped.

     In addition, NetGrocer can enhance the shopping experience by pursuing virtual merchandising strategies and adapting its Web site's design to the particular needs of specific customer groups or to specific shopping events and themes. The Company's system permits it to build new shelves of products or cross-merchandize certain products to appear in multiple aisles and locations. In addition, the Company is able to create event driven and seasonal shopping aisles like the Company's "Summer Fun" and "Super Bowl" aisles.

     The NetGrocer online supermarket also contains the following features, all designed to deliver a superior shopping experience:

     Personalized Shopping. NetGrocer can save time for shoppers through its "Purchase History," recurring order and "Shopping List" features. With the "Purchase History" feature, a customer can display all of the products that he or she has ever purchased through the Company's service. The Company's software also contains a recurring order feature which allows shoppers to maintain a specified list of products to be sent to them at regular intervals. New parents, for example, can have baby supplies--diapers, wipes and food--sent weekly, every two weeks or monthly. The Company's "Shopping List" feature allows a shopper to enter a list of desired items and the Company's software then takes the shopper to the shelves where those items are stocked. All shopping lists are password protected. Over time, the Company intends to accumulate substantial preference and behavioral information that should allow it to provide increasingly rich, value-added services to its customers and consumer product manufacturers.

     Sorting. As shoppers click on a selected shelf, pricing and nutritional information appears, enabling shoppers to sort products based on criteria such as:



  Size             Calories        Sodium
  Brand name       Total fat       Potassium
  Price per unit   Saturated fat   Sugar
  Cholesterol      Carbohydrates   Protein

This feature, in addition to reducing the time usually spent in a supermarket's aisles, provides the customer with more easily accessible information. For instance, it allows shoppers with health problems, such as high blood pressure or diabetes, to screen out products high in salt or sugar. The Company's sort feature also permits shoppers to see the true cost per unit--whether it is per pound, per count or per fluid ounce--and thereby compare product prices regardless of packaging size.

     Order Fulfillment. All customer orders are paid for by credit card, with the Company currently accepting Visa (Registered Trademark) , Mastercard (Registered Trademark) , American Express (Registered Trademark) and Discover (Registered Trademark) . All transactions are secured through the latest online SSL technology, which is designed to ensure that no credit card information and personal data is sent over the Internet unencrypted. All orders are packaged carefully in rugged boxes and surrounded by layers of form fitting foam for reliable shipping of products like glass, cans and soft boxes. Orders are picked up primarily by FedEx from the Company's distribution center in North Brunswick, New Jersey and generally are delivered in one to three business days. Other than the price of an order, the only other charge is a NetGrocer delivery fee, currently $2.99 for orders up to $50 and $4.99 for orders over $50. To further enhance the convenience of its service, NetGrocer uses a driver release program under which the driver is instructed to leave packages for shoppers who are not at home. Replacement of damaged, lost or stolen orders is guaranteed at no additional charge to the customer. In addition, customers can check on the status of their orders using the customer service screen of the Company's Web site which automatically incorporates up-to-date tracking information from FedEx.


MARKETING

     The goal of NetGrocer's marketing strategy is to strengthen NetGrocer's national brand identity, increase customer traffic to the NetGrocer site, attract and acquire new customers and build a database of potential customers, maximize repeat purchases and develop incremental revenue opportunities. The Company employs a variety of media, program and product development, business development and promotional activities to achieve these goals:

     Strategic Alliances and Internet Advertising. The Company recently entered into marketing relationships with various Internet sites and services which the Company believes will provide it with a further competitive advantage over its current and potential competitors with respect to customer acquisition efforts. One such relationship is the Company's exclusive marketing alliance with the AOL Service, to which 47% of all U.S. interactive households subscribe. In addition, the Company has exclusive agreements with AOL.COM, Yahoo! and Excite, which have an unduplicated combined reach of approximately 75% of U.S. Web users and are each among the top six most visited Web sites. As part of its relationship with the Company, AOL also has agreed, subject to certain conditions, to make a strategic investment in the Company contemporaneously with the consummation of this offering. The Company has also entered into non-exclusive marketing arrangements with, among others, Microsoft, Erol's Internet service, Planet Direct, FreeRide and Earthlink. The Company's advertisements on these Web sites typically take the form of banners that encourage users to click through directly to the NetGrocer Internet supermarket.

     The Company believes that its exclusive alliances with AOL, AOL.com, Yahoo!, Excite and iVillage provide the Company with a significant competitive advantage over its current and potential competitors with respect to customer acquisition efforts. Consequently, the Company believes its exclusive alliances with these sites and services will limit the ability of future online competitors to reach a significant portion of Internet users. The following is a brief description of the Company's exclusive marketing agreements:

     AOL AND AOL.COM. The Company and AOL have entered into an agreement under which the Company will be the exclusive marketer of Supermarket Shopping Delivery Services (as defined in the Agreement to mean the online promotion, fulfillment of orders and/or retail sale and delivery of a line or lines of products available in traditional supermarket or grocery stores) expressly promoted or advertised by AOL on the AOL proprietary service and AOL.COM, subject to certain limited exceptions. Under the agreement, AOL and AOL.COM are each required to deliver a minimum number of impressions during their respective exclusivity periods. The exclusivity period is 37 months for the AOL proprietary service and 24 months for AOL.com, each beginning July 1 1998. AOL also has the option to renew the agreement on an exclusive or non-exclusive basis for three successive one year renewal periods. Under the agreement, the Company is required to pay to AOL certain fixed amounts over the next 24 months, as well as certain contingent payments during the term of the agreement based on certain advertising and transaction revenues generated under the agreement. The agreement also ensures certain benefits to customers coming through the AOL sites, such as requiring prices and other terms and conditions which are no less favorable than those offered generally by the Company to other online customers and which are competitive with those offered on a regular basis by any of the Company's competitors, as well as obligating the Company to provide AOL members with certain exclusive promotions and promotions comparable to those generally made available by the Company through other channels of distribution. The agreement also provides for certain cross-promotional obligations between the Company and AOL. In connection with the marketing arrangement with AOL,
   the Company issued AOL a warrant to purchase up to      shares of Common
   Stock, 17% of which is scheduled to vest over the two-year period following the date of grant and the remaining 83% of which is scheduled to vest based upon the number of customers acquired by the Company through AOL, subject to a minimum threshold. This warrant has an exercise price per share equal to the initial public offering price of the Common Stock. As part of its relationship with the Company, AOL also has agreed, subject to certain conditions, to make a strategic investment in the Company contemporaneously with the consummation of this offering. See "Certain Transactions" and "Description of Capital Stock."

     YAHOO! The Company and Yahoo! have entered into an agreement under which the Company is the exclusive online or offline supermarket or grocery store with the right to purchase banner or promotional advertisements for packaged grocery goods and/or fresh groceries on the main Yahoo! site and on selected properties within the Yahoo! service and in the "Merchant Spotlight" promotion area Food Page of Yahoo!'s Visa Shopping Guide. Yahoo! also has agreed to place integrated links to the NetGrocer site on certain pages generated from the Yahoo! Service. The agreement requires Yahoo! to deliver guaranteed level of traffic during each quarter of the term of the agreement. The initial term of the Yahoo! agreement expires in April 2000, unless otherwise terminated by either party and requires the Company to make substantial cash payments as Yahoo! delivers the guaranteed level of traffic.

     EXCITE. The Company and Excite have entered into an agreement under which the Company has been designated the exclusive grocery retailer within the Excite site and has been granted the exclusive right to sponsor targeted links, advertising banners and specific keywords for online retail grocery purchases on the Excite Shopping Channel main page and on the home page of many Excite Shopping Channel promotions. Excite is required to deliver a minimum number of impressions plus a minimum number of click-throughs during the term of the agreement. The agreement also requires Excite to deliver a minimum number of links and banners on the Excite site during each year of the agreement and limits the ability of Excite to include advertising or display content promoting other online or offline supermarkets. The Company's current agreement with Excite terminates upon the later of December 15, 1999 or Excite's delivery of all required click-throughs. Over the term of the agreement, the Company is required to make substantial payments to Excite as well as pay a certain amount in the event more than a specified level of click-throughs is generated.

     IVILLAGE. The Company and iVillage, an online, women's oriented network of channels located on the World Wide Web and the AOL Service, have entered into an exclusive agreement through June 2000, under which iVillage is required to provide its users access, from various locations throughout the iVillage network, to a customized iVillage Supermarket site on NetGrocer's servers, designed by both parties. The agreement precludes iVillage from displaying content or promoting any online or offline supermarket, grocery store, or similar store which generally offers selections of consumer packaged grocery goods and/or fresh groceries of a similar nature to those selections currently offered by the Company. The agreement also precludes iVillage from otherwise making available online supermarket sales offered by any NetGrocer competitor, anywhere on the iVillage network. Pursuant to the agreement, iVillage is required to create and provide links from certain of its channels to the iVillage Supermarket site, and to deliver a certain number of impressions throughout relevant areas of the iVillage network, designed to maximize click-throughs, during each quarter of the agreement. Over the term of the agreement, the Company is required to compensate iVillage for new customers coming through the iVillage Supermarket site, purchases by repeat customers and click-throughs to the iVillage Supermarket site, with certain minimum fixed quarterly amounts and production and setup costs.

     The Company also maintains a strategic relationship with Cendant's NetMarket service. The following is a brief description of the Company's agreement with NetMarket.

     NETMARKET. The Company and NetMarket, an online, membership-based consumer service operated by Cendant, have entered into an agreement under which NetMarket is required to provide its customers access, from NetMarket's home page, to a customized NetGrocer site that is designed to appear substantially similar to NetMarket's site. This customized Company Web site serves as the grocery service for NetMarket. Under the agreement, the Company is required to provide access, from its home page, to NetMarket's Web site and to pay a commission to NetMarket on revenue received by the Company from customers acquired through NetMarket, subject to a maximum aggregate amount per customer acquired. NetMarket is further required, over the term of the agreement, to pay a fee to the Company from any membership revenues it receives from the Company's customers. The Company's agreement with NetMarket terminates on November 17, 1999, and is automatically renewable for successive one-year terms unless otherwise terminated by either party.

     Promotions, Contests and Rewards Programs. As part of its promotional efforts, the Company sends e-mails to its customers describing current promotions and certain product offerings. As the Company's customer base grows, such e-mails will be directed only to selected customers based on purchasing patterns. Additionally, the Company currently conducts, and may in the future conduct, contests for shopping sprees for free merchandise. Through these contests, the Company is able to obtain the e-mail addresses of participants and thereby build a database of potential customers. The Company currently is offering a frequent buyer program which allows shoppers to earn points, based on the dollar amounts of their purchases, which can be used to obtain discounts on shipping or to earn frequent flyer miles on certain U.S. airlines.


CUSTOMER SERVICE

     The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends on the satisfaction of its customers. NetGrocer maintains a customer service page in its Web site where customers can check on the status of their orders (the Company's system automatically incorporates up-to-date tracking information from FedEx), update their personalized shopping information, report problems or complaints, and obtain other information. Shoppers also are free to contact the Company's staff of customer service representatives via a toll free number, however, the substantial majority of all feedback is given by e-mail. The Company's customer service team has real-time information on the status of customer orders, customer profiles and current promotions, and is responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments. As part of its commitment to providing superior customer service, the Company conducts surveys of its shoppers from time to time to identify areas where improvement may be needed and to determine which features of the NetGrocer online supermarket are valued by shoppers.


DISTRIBUTION AND ORDER FULFILLMENT

     The Company operates and currently fulfills orders from its 125,000 square foot distribution facility, at which it presently stocks approximately 6,000 SKUs. The Company seeks to keep its prices competitive, in part, by continuously improving the effectiveness of its distribution and fulfillment capabilities. In order to achieve this goal, the Company seeks to increase the level of automation in its fulfillment system by the end of the first quarter 1999. The Company also plans to replicate its current distribution center located in the Northeast in other regions in the continental U.S. in order to reduce shipping costs and improve customer service.

     The Company relies on FedEx for distribution of substantially all of the packages shipped to the Company's customers. All orders are packaged carefully in rugged boxes and surrounded by layers of form fitting foam for reliable shipping of products like glass, cans and soft boxes. Orders are picked up primarily by FedEx from the Company's distribution center in North Brunswick, New Jersey and generally are delivered in one to three business days. To further enhance the convenience of its service, NetGrocer uses a driver release program under which the driver is instructed to leave packages for shoppers who are not at home. Lost or stolen orders are replaced at no additional charge to the customer. To date, the Company has experienced a negligible breakage and order error rate. Although FedEx has not experienced any work stoppages in the past, it may experience work stoppages and other labor difficulties in the future which could significantly impact NetGrocer's ability to do business. The Company's agreement with FedEx provides for certain shipping volume discounts and other matters but does not commit FedEx to carry the Company's packages at any particular price or at all. As a consequence, there can be no assurance that FedEx will retain its existing pricing structure. Any substantial increase in the prices charged by FedEx to the Company, or any refusal or inability by FedEx to act as the Company's distributor, to the extent alternate comparable arrangements could not be made with another delivery service, would have an immediate material and adverse effect on the Company's business, financial condition and results of operations. The Company currently is exploring alternative means of distribution to attempt to mitigate the potential effects of such an event actually occurring. See "Risk Factors--Reliance on FedEx."


TECHNOLOGY

     NetGrocer has developed technologies and implemented systems to support distributed, reliable and scalable systems. All technology has been developed using a combination of proprietary and commercially available licensed technologies and platforms. The flexibility afforded by this strategy has allowed the Company to deploy integrated systems utilizing accepted Internet technologies for online content dissemination, online transaction processing, object oriented visual merchandising, customer service, market analysis, logistical control and merchandising. The Company currently plans to continue to internally develop its interactive and other systems and license commercially available technology where feasible to enhance the shopping experience of its customers.

     At the core of the Company's system is a centralized database system that enables virtually all of the Company's systems, including its Web site, logistics and distribution, merchandising and inventory management systems to access the same database over industry standard TCP/IP networks. The database management system affords customers and Company personnel a synchronized view to and interaction with all data on a real-time basis. The Company currently is using an enterprise class Microsoft SQL database server.

     The Company's hardware systems are based upon industry standard Microsoft Windows NT 4.0 operating systems. The combination of hardware and software has allowed NetGrocer to build a scalable, reliable, distributed transaction processing, maintenance and control system over multiple parallel servers. The Web site currently is in its third major release and the Company plans to continue enhancing its functionality in the future, based on customer feedback and market needs.

     The Company's merchandising systems allow for full color visual images to be seen for only those products which are then in stock. These images are stored and processed in highly compressed formats and have been optimized to give a superior brand recognition value, while still being Internet bandwidth-friendly. By using real-time inventory in this manner, the Company has significantly reduced the number of orders which are not completely filled. In addition, the Company's technology will allow it to customize the content and inventory selection presented to each individual shopper through the use of customer performance tracking and profiling.

     The Company's hardware servers, storage systems, Internet connections, back-up strategies and networks allow its online supermarket to operate on a continuous basis. The Company operates its Web site, application and database servers on enterprise class Compaq servers with fault tolerant characteristics such as "hot-swappable" components and RAID storage systems. The servers are co-located at Digex in Beltsville, MD (a tier 1 ISP) with multiple DS-3 connectivity to the Internet backbone. The facility is staffed on a continuous basis and each server is continuously monitored for performance and hardware anomalies. In addition to a comprehensive data and application back-up/disaster recovery plan within the Digex facility, the Company daily replicates its database and application content to its New York City offices, where it maintains several servers capable of assuming the role of the co-location facility in 24 to 48 hours. The entire system is deployed behind a proprietary load balancing system designed to distribute server requests and monitor the server status and alert the Company's technology department, via pager, of any potential incidents on a per server basis. This allows the majority of the Company's servers to continue operating while repairs can be effected to an offline server.

     The Company also has developed customer service and marketing systems which uses the same database and technology as its interactive, merchandising and logistic systems. The customer service system is fully integrated with the transaction processing, inventory management, customer tracking and FedEx tracking systems, allowing customer service representatives to immediately access relevant customer information while speaking to a customer on the telephone or responding to a customer's e-mail inquiry. The marketing systems allow NetGrocer personnel to determine the source of every visit to its Web site (for example, from a particular banner on a certain page of another Web site) and the conversion rate of such visits. The Web site also tracks certain data regarding customer preferences.

     The Company employs commercially available firewall technology to protect its corporate networks from security breaches and isolates its Internet network data in such a way that only information which is essential to the operation of the Web site is publicly accessible. The Company employs SSL encryption technology on its Web site to ensure the security of confidential customer data. All management functions are protected by Windows NT integrated security models deployed at the Web server level, as well as by proprietary authentication schemes built into the code of certain sensitive applications.


COMPETITION

     The retail grocery industry is intensely competitive. In addition, the electronic commerce market is new, rapidly evolving and highly competitive. The Company currently or potentially competes with a variety of other companies including: (i) traditional "brick and mortar" grocery retailers, such as neighborhood grocery stores, supermarket chains, warehouse clubs, drug stores, mass merchants and discount stores, some of whom already fulfill orders received by telephone, fax and computer; (ii) various regional online grocery delivery services, such as HomeGrocer, HomeRuns, Peapod, Inc. and Streamline;
(iii) prospective national online grocery delivery services; and (iv) other online or catalogue retailers of products sold by the Company (including certain high margin products such as housewares, toys and baby-related items). NetGrocer is the only nationwide, Internet supermarket offering customers dry grocery and related consumer products shipped directly to homes and offices nationwide. The Company believes that its superior economic model permits it to compete effectively with traditional grocery retailers. In the electronic commerce market, the Company believes that its exclusive alliances with high-profile and high-traffic Web sites and online services, such as AOL, AOL.com, Yahoo!, Excite and iVillage, as well as its relationships with Microsoft, AT&T's WorldNet Service, Planet Direct, FreeRide and Earthlink present significant barriers to entry to new online retailers.

     The Company believes that the principal competitive factors in its market are price, convenience, functionality and reliability of the shopping and ordering system, product selection, level and accessibility of information regarding products offered, general brand awareness, reliability and professionalism of delivery operations, available technology and level of customer service. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater revenue, financial, marketing and other resources than the Company. In addition, online retailers of products sold by the Company may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies, obtain more favorable shipping rates and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand awareness. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that failure to successfully deal with competitive pressures faced by the Company would not have a material adverse effect on the Company's business, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors--Competition."


INTELLECTUAL PROPERTY

     The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has applied for the registration of certain of its trademarks and service marks. The Company has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company.


EMPLOYEES

     As of June 30, 1998, the Company employed 63 employees. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors--Dependence on Key Personnel; Need for Additional Personnel."


FACILITIES

     The Company's principal executive, administrative and marketing facilities total approximately 9,000 square feet and are located in New York, New York under a lease that expires in November 2000. The Company's warehousing, customer service and fulfillment operations are housed in an approximately 125,000 square foot facility in North Brunswick, New Jersey under a lease that expires in March 2003.


LEGAL PROCEEDINGS

     The Company is not involved in any legal proceedings that management believes would have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following sets forth the name, ages and positions of the executive officers, key employees and directors of the Company:

NAME                                 AGE    POSITION
----                                 ---    --------
Executive Officers and Directors:
Uri Evan ........................    61     Chairman of the Board; Director
Daniel Nissan ...................    31     President; Chief Executive Officer; Director
Richard D. Falcone ..............    45     Executive Vice President; Chief Financial Officer;
                                             Chief Operating Officer; Secretary; Treasurer
Jeffrey A. Steinberg ............    35     Vice President of Marketing
Frederick R. Adler ..............    72     Director
Philip R. Chapman ...............    37     Director
Yoram Evan ......................    32     Director
Samuel L. Katz ..................    32     Director
Scot W. Melland .................    35     Director
Key Employees:
Robert M. Costello ..............    46     Vice President of Merchandising
Michael J. O'Malley .............    45     Vice President of Logistics Systems
Robert N. Hyland ................    36     Vice President of Interactive Systems

     Uri Evan founded and has been Chairman of the Board of the Company since 1995 and was the Company's President from 1995 to 1996 and Chief Executive Officer from 1995 to 1997. Since 1989, Mr. Evan has been Chairman of the Board of USA Detergents, Inc. ("USA Detergents"), a manufacturer and marketer of laundry and household cleaning products. Mr. Evan also has served as Chief Executive Officer of USA Detergents since 1993. From 1991 to 1992, he served as Chairman and Chief Executive Office of I. Rokeach & Sons Inc., a kosher food manufacturing and marketing company. From 1970 to 1988, Mr. Evan served as Chairman of Organization and Management Sciences Consultants Ltd., an Israeli management and computer sciences firm of which he was a co-founder. Mr. Evan holds a B.S. in civil engineering and an M.S. in industrial and management engineering from Technion-Israel Institute of Technology.

     Daniel Nissan has been President of the Company since 1996, Chief Executive Officer of the Company since April 1997 and a director of the Company since June 1998. From 1993 to 1996, he served as a Vice President of Marketing for VocalTec Communications, Ltd., a software development company where he was responsible for the marketing and strategy development of VocalTec's Internet Phone. Prior to joining VocalTec, Mr. Nissan was the Marketing and MIS Manager for E&M Computing, Sun Microsystems' representative in Israel. From 1989 to 1992, Mr. Nissan was the co-founder of two software development start-up firms in Israel, with subsidiaries in the United States.

     Richard D. Falcone has been Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer of the Company since January 1997. From 1994 to 1997, he was the Executive Vice President and Chief Operating Officer of National Merchants Management Corporation, a book retailer and wholesaler. From 1990 to 1994, he was Chief Financial Officer of Bed Bath & Beyond Inc., where he was responsible for its finance, MIS and administration functions, including during the time of that company's initial public offering. From 1983 to 1990, Mr. Falcone held several key management positions at Tiffany & Co., most recently as Director of International Finance and Operations. Mr. Falcone is a director nominee of LEC, Inc., a publicly traded computer sales, marketing and leasing company.

     Jeffrey A. Steinberg has been Vice President of Marketing of the Company since February 1997. From 1995 to 1997, he was a manager at A.T. Kearney's, a management consulting firm, where he was involved with their consumer products consulting practice where he specialized in interactive and database marketing. From 1991 to 1995, Mr. Steinberg worked in the Deloitte & Touche Consulting Group's Retail and Direct Marketing practice, first as a senior consultant and then as a manager. Since 1994, Mr. Steinberg has authored three books on interactive marketing, relationship marketing and database marketing on behalf of the Direct Marketing Association.

     Frederick R. Adler has been a director of the Company since 1995. Mr. Adler is Managing Director of Adler & Company, a venture capital management firm he organized in 1968, and a general partner of its related investment funds. Since January 1, 1996, Mr. Adler has been of counsel to the law firm of Fulbright & Jaworski L.L.P. and, for more than five years prior thereto, was a senior partner in the firm. Mr. Adler is also Chairman of the Executive Committee and a director of Data General Corporation, Chairman and a director of Shells Seafood Restaurants, Inc., and a director of USA Detergents, Prime Cellular, Inc. and of various private companies.

     Philip R. Chapman has been a director of the Company since November 1997. Mr. Chapman has been a principal of Adler & Company since 1991 and became a general partner of that firm in 1995. Prior to joining Adler & Company, Mr. Chapman was a senior consultant with Booz Allen & Hamilton International, a management consulting company based in London. Mr. Chapman is a director of Integrated Packaging Assembly Corp., a semi-conductor packaging company, a director of Global Pharmaceutical Corporation, a manufacturer of generic pharmaceuticals, a director of Shells Seafood Restaurants, Inc. and various private companies. Mr. Chapman is the son-in-law of Frederick R. Adler, a director of the Company.

     Yoram Evan has been a director of the Company since November 1997. Since 1997, Mr. Evan has been the Chief Financial Officer of American Value Brands Inc. ("AVB"), a food marketing company. From 1996 to 1997, Mr. Evan was president of Millstone Investments Ltd., an investment fund in Israel that specialized in start-up companies. From 1992 to 1996, Mr. Evan served as an economist in the Budget Department of the Israeli Ministry of Finance. Mr. Evan is the son of Uri Evan, the Chairman of the Board of the Company.

     Samuel L. Katz has been a director of the Company since June 1998. Since April 1998, Mr. Katz has served as Executive Vice President, Strategic Development of Cendant Corporation. From January 1996 to March 1998, Mr. Katz served as Senior Vice President--Acquisitions of Cendant. From June 1993 to December 1995, Mr. Katz was a Vice President of Dickstein Partners Inc., a money management firm. Mr. Katz is a director of Hills Stores Company, a discount retailer, and SC Direct, a catalogue retailer.

     Scot W. Melland has been a director of the Company since November 1997. Since April 1998, Mr. Melland has served as Senior Vice President of Interactive Services of Cendant Corporation where he is responsible for Cendant's NetMarket and Rent Net web sites. From 1996 to 1998, Mr. Melland was Vice President of Business Development at Cendant. From 1993 to 1996, Mr. Melland was Vice President of Investments and Alliances at Ameritech Development Corporation, a wholly owned subsidiary of Ameritech, Inc. From 1990 to 1993, Mr. Melland was a consultant at McKinsey & Company.

     Robert M. Costello has been Vice President of Merchandising since May 1998. From 1980 to 1998, Mr. Costello was the Director of Grocery Purchasing and Merchandising at D'Agostino Supermarkets, a New York-based supermarket chain, where he was responsible for products, pricing, and store merchandising for all grocery products at all D'Agostino stores.

     Michael J. O'Malley has been Vice President of Logistics Systems since April 1998. From 1989 to 1998, Mr. O'Malley was the Director of Distribution for Alpine Distributors, a health and beauty aids and general merchandise company. While at Alpine, Mr. O'Malley was responsible for implementing computerized directed-work systems, radio-frequency technology for receiving, packing and shipping systems, and a perpetual inventory system.

     Robert N. Hyland has been Vice President of Interactive Systems since February 1997. From 1995 to 1997, Mr. Hyland founded and was Chief Operating Officer of one of the original Web design firms, Hyper-Text Media Ltd. From 1993 to 1995, Mr. Hyland was General Manager of Leo D. Bernstein & Sons, Inc., a retail store consulting and equipment manufacturing company. From 1988 to 1993, Mr. Hyland was Chief Financial Officer and Treasurer of Brenner Paper Products, Co. Inc., a paper products company.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's most highly compensated executive officers for services rendered to the Company during the fiscal year ended December 31, 1997 whose total annual compensation for such year exceeded $100,000 (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                           -------------
                                                         ANNUAL COMPENSATION
                                             -------------------------------------------     SECURITIES
                                                                                             UNDERLYING
                                                                          OTHER ANNUAL         STOCK
NAME AND PRINCIPAL POSITION          YEAR       SALARY        BONUS       COMPENSATION        OPTIONS
---------------------------------   ------   -----------   ----------   ----------------   -------------
Daniel Nissan(1)                    1997     $120,000      $45,000      $ 53,700(3)               --
 President and Chief                1996       24,000           --        9,540(3)            10,100
 Executive Officer                  1995           --           --          --                    --
Richard D. Falcone(2)               1997      121,212       35,000       12,965(4)             3,340
 Executive Vice President,          1996           --           --          --                    --
 Chief Financial Officer, Chief     1995           --           --          --                    --
 Operating Officer, Secretary
 and Treasurer
Jeffrey A. Steinberg(2)             1997      103,807           --          --                 2,000
 Vice President of Marketing        1996           --           --          --                    --
                                    1995           --           --          --                    --

----------
(1)   Commenced employment with the Company during 1996.
(2)   Commenced employment with the Company during 1997.
(3)   Amount represents housing and life insurance premium payments.
(4)   Amount represents automobile allowance payments.

     The following table sets forth certain summary information concerning individual grants of stock options made during the year ended December 31, 1997 to each of the Company's executive officers named in the Summary Compensation Table.


                          OPTION GRANTS IN YEAR ENDED
                               DECEMBER 31, 1997



                                                                                                   POTENTIAL
                                                                                               REALIZABLE VALUE
                                                                                                  AT ASSUMED
                                                                                                ANNUAL RATES OF
                                   NUMBER OF     % OF TOTAL                                       STOCK PRICE
                                    SHARES         OPTIONS       EXERCISE                      APPRECIATION FOR
                                  UNDERLYING     GRANTED TO      OR BASE                        OPTION TERM(1)
                                    OPTIONS       EMPLOYEES     PRICE PER     EXPIRATION   -------------------------
NAME                                GRANTED        IN 1997        SHARE          DATE           5%           10%
------------------------------   ------------   ------------   -----------   -----------   -----------   -----------
Daniel Nissan ................          --             --             --            --            --            --
Richard D. Falcone ...........       3,340           38.2%      $  20.00       1/13/07      $108,817      $173,246
Jeffrey A. Steinberg .........       2,000           22.9%         20.00       2/14/07        65,040       103,740

----------
(1) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth at December 31, 1997 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES


                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                    OPTIONS EXERCISES           OPTIONS AT YEAR END         AT FISCAL YEAR END (2)
                               --------------------------- ----------------------------- ----------------------------
                                   SHARES
                                  ACQUIRED       VALUE
NAME                            ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------ ------------- ------------- ------------- --------------- ------------- --------------
Daniel Nissan ................     4,040          $--            --          6,060          $     --     $1,393,800
Richard D. Falcone ...........        --           --           668          2,672           153,640        614,560
Jeffrey A. Steinberg .........        --           --            --          2,000                --        460,000

----------
(1) "Value Realized" represents the difference between the estimated fair market value of the shares underlying the option on the exercise date, as determined by the Company's Board of Directors, and the aggregate exercise price of the option.

(2) The value for an "in-the-money" option represents the difference between the estimated fair market value of the underlying securities at December 31, 1997 of $250 per share, as determined by the Company's Board of Directors, and the exercise price of the options.


EMPLOYMENT AGREEMENTS

     In May, 1996, the Company entered into an employment agreement with Daniel Nissan which provides for an annual base salary of $120,000, adjusted annually by the current inflation rate, as well as such bonuses as may be authorized by the Company's Board of Directors. The agreement has a term of four years, expiring in May 2000, with automatic extensions for successive one year periods unless terminated by either party in accordance with the terms of the agreement. The agreement contains a covenant not to compete for a period of up to one year following the termination of employment and provides for the purchase by the Company of a life insurance policy covering Mr. Nissan with the payment of all proceeds to Mr. Nissan's designee. In the event that Mr. Nissan's employment is terminated by the Company without "cause" the agreement provides for the payment to Mr. Nissan of a severance payment equal to one-half of the entire amount of the base salary remaining due and payable from such date of termination to the expiration of the agreement.

     In January and February, 1997, the Company entered into individual employment agreements with Richard D. Falcone and Jeffrey Steinberg, respectively, each of which provides for an annual base salary of $125,000, as well as such bonuses as may be authorized by the Company's Board of Directors. Mr. Falcone's agreement also provides for increases in base salary as may be determined by the Company's Board of Directors from time to time in its sole discretion. Both agreements have a term of four years, beginning in 1997, with automatic extensions for successive one year periods unless terminated by either party in accordance with the terms of the agreements. Each agreement contains a covenant not to compete for a period of up to two years following the termination of employment. If Mr. Falcone's or Mr. Steinberg's employment is terminated by the Company without "cause" his agreement provides for the payment to that executive of a severance payment equal to the base salary of the executive for a period of six months, in the case of Mr. Falcone, and three months, in the case of Mr. Steinberg, from such date of termination. Mr. Falcone's agreement also provides that if his employment is terminated within the 12 months succeeding a Change in Control (as defined in the agreement), he is entitled to receive a payment equal to the greater of his then effective base salary or his effective base salary at the time of the Change in Control, for a period of one year from any such date of termination.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company intends to establish a Compensation Committee prior to the Offering. All matters concerning executive officer compensation have historically been addressed by the entire Board of Directors. Uri Evan, Chairman of the Board (and a principal stockholder of the Company), is also a director, officer and stockholder of USA Detergents and AVB.

EMPLOYEE BENEFIT PLANS


 401(k) Plan

     The Company adopted a profit sharing plan (the "401(k) Plan") effective on January 1, 1998. Employees who have attained age 18 and have completed 1 year of service with the Company may participate in the 401(k) Plan. Participants in the 401(k) Plan may defer compensation in an amount not in excess of 15% of the employee's total annual compensation from the Company, up to the annual statutory limit ($10,000 in 1998). The Company may make matching contributions in an amount determined by the Board of Directors. All contributions are credited to separate accounts maintained in trust for each participant and are invested, at the participant's direction, in one or more of the investment funds made available under the 401(k) Plan. Matching contributions become 20% vested after a participant's second year of service with the Company and are subject to 20% annual vesting thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the matching contribution will be deductible by the Company when made.


STOCK OPTION PLANS

     1996 Stock Option Plan. Effective in May 1996, the Company adopted the NetGrocer Inc. 1996 Stock Option Plan (the "Plan"), pursuant to which options
to acquire an aggregate of        shares of Common Stock may be granted to
officers, employees and consultants of the Company or a subsidiary of the Company. The Plan authorizes the Board to issue incentive stock options ("ISO's"), as defined in Section 422A(b) of the Internal Revenue Code (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISO's"). The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code
Section 422A(b)(6)) 10% or more of the outstanding stock of the Company or any subsidiary ("10% Stockholder"), the exercise price shall not be less than 110% of such fair market value. The exercise price of each Non-ISO may not be less than the par value of the Common Stock. Generally, options will vest over a three to five year period and may not be exercised after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% Stockholder) of their grant. Options may not be transferred during the lifetime of an optionholder. No stock options may be granted under the Plan after 2006.

     The Plan is administered by the Stock Option Committee. Subject to the provisions of the Plan, such Committee has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment by optionholders upon exercise of an option may be made (as determined by the Committee) in cash, by promissory note or by shares of Common Stock. It is contemplated that an optionholder will be personally liable on a promissory note used as payment for the exercise of an option.

     Non-Employee Directors' Plan. Effective in June 1998, the Company adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"),
pursuant to which options to acquire an aggregate of                shares of
Common Stock may be granted to directors who are not employees of or consultants to the Company. The Directors' Plan provides for the automatic grant to each of the Company's non-employee directors of (1) an option to
purchase       shares of Common Stock on the later of the date of such
director's initial election or appointment to the Board of Directors or the date of adoption of the Directors' Plan, and (2) an option to purchase shares of Common Stock on each annual anniversary of such election or appointment, provided that such individual is on that anniversary date a non-employee director. The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, or, as to the initial grant with respect to individuals who were directors at the time of the consummation of the Company's initial public offering, at the initial public offering price, and will have a ten-year term and become exercisable in four equal quarterly installments commencing on the date which is three months after the date of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of Common Stock.


DIRECTOR COMPENSATION


     Following the consummation of the Offering, each non-employee director of
the Company will receive (i) an annual fee of $      and (ii) $        per day
for each Board of Directors or committee meeting attended, but not more than
$        for any single day, regardless of the number of meetings of the Board of Directors or any committee thereof attended during that day. In addition, directors who are not employees of the Company are compensated through stock options. See "--Non-Employee Directors' Plan." The Company also intends to pay its Chairman of the Board a monthly fee of $6,000 for his services as Chairman, a position which is not an officer or employee of the Company.

                             CERTAIN TRANSACTIONS



TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     From inception through October 31, 1997, the Company sublet its corporate office from AVB, an entity of which Messrs. Evan and Adler are directors and principal stockholders. The facility was leased on a month-to-month basis with no formal lease agreements between the two companies. In addition, AVB provided to the Company certain administrative services, such as secretarial support, telephones, and office supplies. In November 1997, the Company located to new office space and began subleasing office space to AVB. In addition, the Company provides certain management and operational services to AVB including office set-up, equipment and network support.

     From inception through December 31, 1996 and the year ended December 31, 1997, AVB charged to the Company $103,077 and $171,851 of operating expenses, including rent of $31,475 and $35,611, respectively. For the year ended December 31, 1997, the Company charged to AVB $170,824 of management and operational services, which includes rental expense charged to AVB of $6,562 for the two month period November 1, 1997 to December 31, 1997. In 1997, AVB also sold dry good products to the Company in the amount of $12,300.

     In 1997, the Company and AVB jointly purchased a computer system and necessary consulting services for implementation. To date, AVB has paid approximately $140,000 and NetGrocer has paid approximately $200,000 in connection with this purchase. Both companies have the right to use the system and any future costs will be shared based on usage. The Company does not intend to engage in any future transactions with AVB. As of June 30, 1998, AVB owed the Company an aggregate of $88,876 for services and facilities provided to AVB.

     The Company is party to a marketing agreement with Cendant pursuant to which Cendant is required to pay a commission to the Company from any membership revenues it receives from the Company's customers. In addition, over the term of the agreement, the Company is required to provide access, from its home page, to NetMarket's Web site and to pay a commission to NetMarket from revenue received from NetMarket customers. See "Business--Marketing." Cendant is the holder of two debentures issued by the Company convertible into shares of Common Stock. The Company has the right to require the conversion of the Convertible Debentures to Common Stock beginning in March 2002. The Convertible Debentures may be converted by Cendant at any time. The number of shares into which the Convertible Debentures is convertible is fixed regardless of the time of conversion or the amount of interest accrued at that time. Each of Messrs. Katz and Melland are employees of Cendant. See "Management" and "Principal Stockholders." Additionally, the Company and its stockholders are subject to an Investment and Stockholders Agreement with Cendant pursuant to which the Company and its stockholders are required to, among other things: (i) appoint two individuals nominated by Cendant to the Company's Board of Directors (presently Messrs. Katz and Melland); (ii) allow Cendant to maintain its percentage interest in the Company in connection with the offering by the Company of any of its equity securities; and (iii) permit Cendant to purchase all of the outstanding capital stock of the Company. Each of the foregoing rights, other than the right to appoint two individuals to the Board of Directors, lapses upon the consummation of this offering.

     In connection with the Company's marketing arrangement with AOL, the
Company issued AOL a warrant to purchase up to        shares of Common Stock
(representing approximately 9% of the outstanding Common Stock prior to this offering), 17% of which is scheduled to vest over the two-year period following the date of grant and the remaining 83% of which is scheduled to vest based upon the number of customers acquired by the Company through AOL, subject to a minimum threshold. This warrant has a term of seven years and an exercise price per share equal to the initial public offering price of the Common Stock. In July 1998, the Company entered into an agreement with AOL pursuant to which, subject to certain limited exceptions, AOL agreed to buy shares of Common Stock at a price per share equal to the initial public offering price (less the Underwriters' discount) for an aggregate purchase price of $2,000,000. Concurrently with AOL's purchase of the shares of Common Stock, the Company will issue to AOL a warrant for a number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchased by AOL in this offering at a per share exercise price equal to 175% of the initial public offering price (less the underwriting discount). AOL also received certain "piggyback" registration rights with respect to the shares of Common Stock covered by the warrants issued to AOL. See "Description of Capital Stock--Registration Rights."


     Certain of the Company's stockholders, including Messrs. Evan and Adler, both directors and principal stockholders of the Company, and Frederick J. Horowitz and Cendant, both principal stockholders of the Company, have the right to require the Company to register shares of Common Stock held by them, subject to certain limitations. See "Description of Capital Stock--Registration Rights."


     In May 1997, Daniel Nissan issued a promissory note to the Company in the amount of $80,800, with an interest rate of 7.0%. The note was issued as payment for the exercise by Mr. Nissan of an option to purchase 4,040 shares of Common Stock at a price of $20.00 per share. The note is to be repaid on the earlier of the fifth anniversary date of the note or when any of the shares purchased are sold.


     The Company is party to a consulting agreement with Millstone Brands, a company wholly-owned by Mr. Evan, whereby the Company pays Millstone Brands a monthly consulting fee of $6,000. The Company has provided notice of its intention to terminate its consulting agreement with Millstone Brands as of July 31, 1998.


COMPANY POLICY


     It is the Company's policy that any future transactions with officers, directors and affiliates will be approved by a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of June 30, 1998, before and after giving effect to the Offering, by: (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.




                                                    SHARES OF COMMON
                                                         STOCK            SHARES OF COMMON
                                                   BENEFICIALLY OWNED    STOCK BENEFICIALLY
                                                         BEFORE            OWNED AFTER THE
                                                    THE OFFERING (2)         OFFERING(2)
                                                  --------------------   -------------------
EXECUTIVE OFFICERS AND DIRECTORS (1)               SHARES     PERCENT     SHARES     PERCENT
-----------------------------------------------   --------   ---------   --------   --------
Uri Evan(3) ...................................                 20.0%
Daniel Nissan(4) ..............................                  3.9
Richard D. Falcone(5) .........................                  1.2
Jeffrey Steinberg(5) ..........................                    *
Frederick R. Adler
 1520 South Ocean Boulevard
 Palm Beach, Florida 33480 ....................                 14.1
Philip R. Chapman (6) .........................                  2.2
Yoram Evan ....................................                    *
Samuel L. Katz(7) .............................                    *
Scot Melland(7) ...............................                    *
5% STOCKHOLDERS
------------------------------------------------
Cendant Corporation(8)
 707 Summer Street
 Stamford, CT 06901 ...........................                 34.3
Dinah Evan(3) .................................                 20.0
Frederick J. Horowitz (9)
 180 South Woodland Street
 Englewood, NJ 07631 ..........................                  6.4
All directors and executive officers as a group
 (9 persons) ..................................                 40.8%

----------
*     Less than 1.0%

(1) Unless indicated otherwise, the address of the named stockholder is: c/o NetGrocer Inc., 333 Seventh Avenue, New York, New York 10001.

(2)   Percentages of outstanding Common Stock are based upon             shares
      of Common Stock outstanding before the Offering. After the Offering, shares of Common Stock will be outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(3)   Amounts reflected for Uri Evan and Dinah Evan, who are married to one
      another, include (i)         shares held by Dinah Evan, (ii)
      shares held by UME LLC ("UME"), a limited liability company of which Mr.
      Evan is the sole member and (iii)        shares held by Mason Patrick

      Corp. ("Mason Patrick"), an offshore corporation. Mr. and Mrs. Evan may each be deemed to beneficially own the shares of Common Stock held by the other and the shares of Common Stock held by UME and Mason Patrick.

(4)   Includes         shares acquirable upon the exercise of options.

(5)   Amount reflects shares acquirable upon the exercise of options.

(6)   Mr. Chapman is deemed to be the beneficial owner of         shares held
      by his wife Susan R. Chapman.

(7) Does not include shares beneficially owned by Cendant, of which the named person is an employee.

(8) Amount reflects shares issuable upon the conversion of the Convertible Debentures.

(9)   Includes         shares held by a trust of which Mr. Horowitz is the
      settlor and his wife and descendants are beneficiaries.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital of the Company consists of 31,000,000 shares consisting of 30,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). On June 30,
1998, there were     shares of Common Stock and no shares of Preferred Stock
issued and outstanding.

     The following descriptions of the share capital of the Company and the material provisions of the Company's Certificate of Incorporation and By-Laws are summaries only and are qualified in their entirety by reference to the Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights and, as a result, subject to the rights of any Preferred Stock which may be issued, the holders of a majority of the shares of Common Stock entitled to vote in any election of directions may elect all of the directors standing for election. In that event, the holders of the remaining shares will not be able to elect any directors. Subject to the rights and preferences of any Preferred Stock which may be issued, the holders of Common Stock are entitled to receive ratably such period dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable.


PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Company is authorized to issue "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, among other things, could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium to the prevailing market price or otherwise adversely affect the market price of the Common Stock.


WARRANTS

     In connection with the Company's marketing arrangements with AOL, the
Company issued AOL a warrant to purchase up to        shares of Common Stock
(representing approximately 9% of the outstanding Common Stock prior to this offering), 17% of which is scheduled to vest over the two-year period following the date of grant and the remaining 83% of which is scheduled to vest based upon the number of customers acquired by the Company through AOL. This warrant has a term of seven years and an exercise price per share equal to the initial public offering price of the Common Stock. Subject to certain conditions, the Company has agreed to issue to AOL a warrant to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchased by AOL contemporaneously with the consummation of this offering at a per share exercise price equal to 175% of the initial public offering price (less the underwriting discount). See "Certain Transactions."


REGISTRATION RIGHTS

     Pursuant to an agreement with Cendant, the Company granted Cendant the right to demand that the Company file a registration statement under the Securities Act of 1933, as amended, relating to the shares of Common Stock beneficially owned by Cendant. Cendant may not, without the prior written consent of the Company, exercise any of its demand registration rights until 120 days following the date of the successful consummation of a public offering of the Common Stock. The Company also granted Cendant "piggyback" registration rights, subject to certain conditions and restrictions, with priority over other stockholders in any such registration.

     The Company granted AOL "piggyback" registration rights with respect to the shares of Common Stock issuable upon exercise of the warrants issued to it, subject to certain conditions and restrictions, with priority over other stockholders in any such registration. See "--Warrants."

     In 1995, Mr. Adler and Mr. Evan also were granted "piggyback" registration rights with respect to any registration statement filed by the Company, subject to certain conditions and restrictions. The registration rights agreements with Messrs. Adler and Evan relating to such registration rights cover all Common Stock held by them. Messrs. Adler and Evan have waived such registration rights with respect to the Offering.

     Pursuant to his May 1996 employment agreement, Mr. Nissan was granted "piggyback" registration rights, exercisable at any time after the first anniversary of the Company's initial public offering, to have the shares of Common Stock issued to him upon exercise of an option held by him registered in any public offering initiated by the Company. Such rights also are triggered by the participation of either of Messrs. Adler or Evan in any public offering of the Common Stock subsequent to the Company's initial public offering.

     In connection with a private placement of shares of Common Stock in September 1997, the Company granted registration rights to certain stockholders, including a trust of which Frederick J. Horowitz is the Settlor, covering shares of Common Stock held by such stockholders on terms no less favorable than those granted to Cendant. The Company also granted piggyback registration rights to AOL in connection with the issuance of the AOL Warrant.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company's By-Laws establish an advance notice procedure with regard to the nomination of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, notice relating to the nomination of directors for election at an annual meeting must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day of which public announcement of the date of such annual meeting is first made. Although the Company's By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Company's By-Laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed or
(ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors. The Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. These and other provisions contained in the Company's Certificate of Incorporation and By-Laws could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Common Stock.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. The provision does not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation law is amended to authorize the further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Company's Certificate of Incorporation and By-Laws also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its current directors and executive officers. These agreements and provisions contained in the Company's Certificate of Incorporation and By-Laws may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from Directors. The Company believes that these contractual agreements and the provisions in its Certificate of Incorporation and By-Laws are necessary to attract and retain qualified persons as directors and officers.


TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, the Company will have     shares of
Common Stock outstanding. Of these,     shares sold by the Company in the
Offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company (as that term is defined under the Securities Act and the regulations promulgated
thereunder). The remaining     shares of Common Stock outstanding were issued
or sold without registration under the Securities Act and may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act.

     All shares of Common Stock outstanding immediately prior to consummation of the Offering will be subject to the resale restrictions of Rule 144 under the Securities Act and to the lock-up agreements described below. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the outstanding shares of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not an affiliate of the Company during the 90 days preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, manner of sale or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer.

     The Company, its executive officers and directors and certain of its stockholders have agreed, subject to certain exceptions, not to make a Disposition of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, subject to certain limited exceptions, until 180 days after the effective date of this Prospectus, without the prior consent of CIBC Oppenheimer Corp. In addition, certain of the
Company's stockholders holding an aggregate of      shares of Common Stock (or
securities convertible into Common Stock) have agreed not to make a Disposition for a period of 360 days after the effective dates of this Prospectus.

     Options to purchase     shares of Common Stock are outstanding under the
Stock Option Plan. An additional     shares will remain available for future
option grants under the Stock Option Plan. The Company intends to file a registration statement under the Securities Act after consummation of the Offering to register for resale the shares of Common Stock reserved for issuance under the Stock Option Plan. Such registration statement will become effective automatically upon filing. Shares issued under the Stock Option Plan after the registration statement is filed may thereafter be sold in the open market, subject, in the case of the various holders, to the Rule 144 volume limitations or prospectus delivery requirements applicable to affiliates and any transfer restrictions imposed on the date of grant or otherwise.

     Prior to this offering, there has been no public market for the Common Stock. No predictions can be made of the effect, if any, that future sales of Common Stock, options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. See "Risk Factors--Immediate and Substantial Dilution" and "--No Prior Public Market; Possible Volatility of Stock Price."

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom CIBC Oppenheimer Corp., Inc. and Volpe Brown Whelan & Company, LLC are acting as Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of each Underwriter below.

                                                  NUMBER OF
NAME                                               SHARES
----                                               ------
   CIBC Oppenheimer Corp. ....................
   Volpe Brown Whelan & Company, LLC .........
                                                   --------




      Total ..................................

     The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less
a concession of $   per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $   per share to certain other brokers
and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act, and to contribute to certain payments that the Underwriters may be required to make in respect thereof.

     The Company, its executive officers and directors and certain of its stockholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain limited exceptions, until 360 days after the effective date of this Prospectus, without the prior consent of CIBC Oppenheimer Corp., except that certain non-management employees are restricted from making a Disposition for a period of only 180 days.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing the market price for Common Stock. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of the Common Stock or by exercising the Underwriters' overallotment option referred to above. In addition, CIBC Oppenheimer Corp., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. Frederick R. Adler, who is a retired partner of and of counsel to the firm, is a director of the Company and owns shares of Common Stock. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.


                                    EXPERTS

     The Financial Statements of Net Grocer Inc. as of December 31, 1997 and 1996, and for the period of October 27, 1995 (inception) through December 31, 1996 and the year ended December 31, 1997, appearing in this Prospectus and in the Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain provisions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Upon consummation of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500

West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the Nasdaq National Market System at 1735 K Street, N.W., Washington, D.C. 20006 or on the Commission's Web site on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                           PAGE
                                                                                          -----
Report of Independent Accountants .....................................................    F-2
Balance Sheets at December 31, 1996 and 1997, and at March 31, 1998 (unaudited)........    F-3
Statements of Operations for the period from October 27, 1995 (inception) through
 December 31, 1996, the year ended December 31, 1997 and the quarters ended
 March 31, 1997 and March 31, 1998 (unaudited) ........................................    F-4
Statement of Stockholders' Deficit for the period from October 27, 1995 (Inception)
 through December 31, 1996, the year ended December 31, 1997 and the quarter ended
 March 31, 1998 (unaudited) ...........................................................    F-5
Statement of Cash Flows for the period from October 27, 1995 (inception) through
 December 31, 1996, the year ended December 31, 1997 and the quarters ended
 March 31, 1997 and March 31, 1998 (unaudited) ........................................    F-6
Notes to Financial Statements .........................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Net Grocer Inc.


     We have audited the accompanying balance sheet of Net Grocer Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the period October 27, 1995 (inception) through December 31, 1996 and the year ended December 31, 1997. We have audited the financial statement schedule listed in Item 16(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The aforementioned financial statements have been prepared assuming that the Company will continue as a going concern. Our report on our audit of such financial statements was issued originally under date of March 6, 1998. Such report was based upon the facts and circumstances as they existed at the time, including that substantial doubt did not exist as to the Company's ability to continue as a going concern through December 31, 1998. Subsequent to the issuance of our report, the Company has entered into several strategic marketing and promotional alliances with Internet Web sites (as described in Note 1--Basis of Presentation), pursuant to which the Company is required to make payments aggregating approximately $11.6 million and $10.8 million in 1998 and 1999, respectively. The effect of such subsequent strategic alliances and related payments indicate that the availability of funds to sustain the Company's activities as a going concern through 1999 is uncertain.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Net Grocer Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the period October 27, 1995 (inception) through December 31, 1996 and the year ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                        /s/ PricewaterhouseCoopers LLP
                                        PricewaterhouseCoopers LLP



New York, New York
March 6, 1998, except Note 1
 (Basis of Presentation)
     as to which the date is
     July 6, 1998

                                NET GROCER INC.

                                BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                   -------------------------------      MARCH 31,
                                                                        1996             1997             1998
                             ASSETS:                               -------------   ---------------   --------------
                                                                                                       (UNAUDITED)
Current assets:
 Cash and cash equivalents .....................................    $   59,387      $  3,849,652      $  7,763,164
 Receivables, net of allowance of $1,000 at December 31, 1997
   and $3,000 at March 31, 1998.................................            --            37,046           109,768
 Inventory, net ................................................            --           314,655           446,814
 Prepaids and other current assets .............................            --            14,400            81,042
                                                                    ----------      ------------      ------------
   Total current assets ........................................        59,387         4,215,753         8,400,788
                                                                    ----------      ------------      ------------
Due from related party .........................................            --           106,490           106,020
Property and equipment, net ....................................        42,502           228,997           512,403
Capitalized software, net of accumulated amortization of $74,376
 at December 31, 1997 and $115,176 at March 31, 1998............            --           252,027           211,227
Other assets ...................................................         2,517           113,928           119,715
                                                                    ----------      ------------      ------------
   Total assets ................................................    $  104,406      $  4,917,195      $  9,350,153
                                                                    ==========      ============      ============
               LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
 Accounts payable and accrued expenses .........................    $   45,887      $  1,046,323      $  1,279,800
 Due to related party ..........................................       103,077                --                --
                                                                    ----------      ------------      ------------
   Total current liabilities ...................................       148,964         1,046,323         1,279,800
                                                                    ----------      ------------      ------------
Convertible debentures .........................................            --         5,000,000        12,000,000
Commitments and contingencies
Stockholders' deficit:
 Common stock; 1,000,000 shares authorized; $0.01 par value;
   25,000, 114,040 and 114,040 shares issued and outstanding, at December 31, 1996, 1997 and March 31, 1998,
   respectively ................................................           250             1,140             1,140
 Additional paid-in capital ....................................       499,750         3,079,660         3,460,660
 Deferred compensation .........................................            --                --          (138,417)
 Accumulated deficit ...........................................      (544,558)       (4,129,128)       (7,172,230)
                                                                    ----------      ------------      ------------
                                                                       (44,558)       (1,048,328)       (3,848,847)
 Receivable from stock option exercise .........................            --           (80,800)          (80,800)
                                                                    ----------      ------------      ------------
 Total stockholders' deficit ...................................       (44,558)       (1,129,128)       (3,929,647)
                                                                    ----------      ------------      ------------
 Total liabilities and stockholders' deficit ...................    $  104,406      $  4,917,195      $  9,350,153
                                                                    ==========      ============      ============

    The accompanying notes are an integral part of the financial statements.

                                NET GROCER INC.

                           STATEMENTS OF OPERATIONS




                                                        PERIOD
                                                     OCTOBER 27,
                                                   1995 (INCEPTION)
                                                       THROUGH           YEAR ENDED         QUARTER ENDED MARCH 31,
                                                     DECEMBER 31,       DECEMBER 31,    -------------------------------
                                                         1996               1997             1997             1998
                                                  -----------------   ---------------   -------------   ---------------
                                                                                                  (UNAUDITED)
Net sales .....................................     $          --      $    281,160         $            $    406,639
                                                                                        --
Cost of sales .................................              --             564,530              --           692,365
                                                     -------------     ------------     -----------      ------------
   Gross deficit...............................              --            (283,370)             --          (285,726)
Operating expenses:
 Selling and marketing ........................          64,559           1,058,037          77,398           632,711
 Systems operating and development ............         305,435             674,630         208,049           311,896
 General and administrative ...................         173,876           1,536,722         157,546         1,737,065
                                                     -------------     ------------     -----------      ------------
   Loss from operations .......................        (543,870)         (3,552,759)       (442,993)       (2,967,398)
Other expenses:
 Interest expense, net ........................              --              30,552              --            75,014
                                                     -------------     ------------     -----------      ------------
   Loss before provision for income taxes .....        (543,870)         (3,583,311)       (442,993)       (3,042,412)
Provision for income taxes ....................             688               1,259             689               690
                                                     -------------     ------------     -----------      ------------
   Net loss ...................................      $ (544,558)       $ (3,584,570)     $ (443,682)     $ (3,043,102)
                                                     =============     ============     ===========      ============

    The accompanying notes are an integral part of the financial statements.

                                NET GROCER INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
     FOR THE PERIOD OCTOBER 27, 1995 (INCEPTION) THROUGH DECEMBER 31, 1996
          AND THE YEAR ENDED DECEMBER 31, 1997 AND THE QUARTER ENDED
                          MARCH 31, 1998 (UNAUDITED)




                                                                                                  RECEIVABLE
                                   COMMON STOCK      ADDITIONAL                                      FROM
                                -------------------    PAID-IN     ACCUMULATED      DEFERRED     STOCK OPTION
                                  SHARES    AMOUNT     CAPITAL       DEFICIT      COMPENSATION     EXERCISE        TOTAL
                                ---------- -------- ------------ --------------- -------------- ------------- ---------------
Balance, October 27, 1995
 (inception) ..................
Issuance of common stock ......   25,000    $  250   $  499,750                                                $    500,000
Net loss ......................       --        --           --   $   (544,558)                                    (544,558)
                                  ------    ------   ----------   ------------                                 ------------
Balance, December 31, 1996 ....   25,000       250      499,750       (544,558)                                     (44,558)
                                  ------    ------   ----------   ------------                                 ------------
Issuance of common stock ......   85,000       850    2,499,150             --                                    2,500,000
Exercise of stock options .....    4,040        40       80,760             --                    $ (80,800)             --
Net loss ......................       --        --           --     (3,584,570)                          --      (3,584,570)
                                  ------    ------   ----------   ------------                    ---------    ------------
Balance, December 31, 1997 ....  114,040    $1,140   $3,079,660   $ (4,129,128)                   $ (80,800)   $ (1,129,128)
                                 -------    ------   ----------   ------------                    ---------    ------------
Unearned compensation
 related to issuance of stock
 options (unaudited) ..........       --        --      381,000             --     $ (381,000)           --              --
Amortization of unearned
 compensation related to
 issuance of stock options
 (unaudited) ..................       --        --           --             --        242,583            --         242,583
Net loss (unaudited) ..........       --        --           --     (3,043,102)            --            --      (3,043,102)
                                 -------    ------   ----------   ------------     ----------     ---------    ------------
Balance, March 31, 1998
 (unaudited) ..................  114,040    $1,140   $3,460,660   $ (7,172,230)    $ (138,417)    $ (80,800)   $ (3,929,647)
                                 =======    ======   ==========   ============     ==========     =========    ============

    The accompanying notes are an integral part of the financial statements.

                                NET GROCER INC.

                            STATEMENT OF CASH FLOWS




                                                     PERIOD OCTOBER 27,
                                                      1995 (INCEPTION)
                                                          THROUGH          YEAR ENDED        QUARTER ENDED MARCH 31,
                                                        DECEMBER 31,      DECEMBER 31,   -------------------------------
                                                            1996              1997            1997            1998
                                                    ------------------- ---------------- -------------- ----------------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net loss .........................................     $ (544,558)       $ (3,584,570)    $ (443,682)    $ (3,043,102)
 Adjustment to reconcile net loss to net cash
 used in operating activities:
   Provision for accounts receivable allowance.....             --               1,000             --            2,000
   Provision for inventory valuation ..............             --              45,000             --           35,000
   Depreciation and amortization ..................          4,588             144,808          9,705           76,007
   Compensation related to issuance of stock
    options .......................................             --                  --             --          242,583
   Write-off on disposal of fixed assets ..........          --                 --             --               90,811
   Increase in inventory ..........................             --            (359,655)       (94,111)        (167,159)
   Increase in accounts receivable ................             --             (38,046)            --          (74,722)
   Increase in other assets .......................         (2,899)           (126,391)       (14,000)         (72,575)
   Increase in accounts payable and accrued
    expenses ......................................         45,887           1,000,436         38,066          233,479
   Increase/(decrease) in due from/to related
    party .........................................        103,077            (209,567)        11,806              470
                                                        ----------        ------------     ----------     ------------
   Net cash used in operating activities ..........       (393,905)         (3,126,985)      (492,216)      (2,677,208)
                                                        ----------        ------------     ----------     ------------
Cash flows from investing activities:
 Purchase of property and equipment ...............        (46,708)           (256,347)       (18,207)        (409,280)
 Capitalized software .............................             --            (326,403)       (19,620)              --
                                                        ----------        ------------     ----------     ------------
   Net cash used in investing activities ..........        (46,708)           (582,750)       (37,827)        (409,280)
                                                        ----------        ------------     ----------     ------------
Cash flows from financing activities:
 Proceeds from issuance of convertible
   debenture ......................................             --           5,000,000             --        7,000,000
 Proceeds from issuance of common stock ...........        500,000           2,500,000        800,000               --
                                                        ----------        ------------     ----------     ------------
   Net cash provided by financing activities ......        500,000           7,500,000        800,000        7,000,000
                                                        ----------        ------------     ----------     ------------
   Net increase in cash ...........................         59,387           3,790,265        269,957        3,913,512
Cash, beginning of period .........................             --              59,387         59,387        3,849,652
                                                        ----------        ------------     ----------     ------------
Cash, end of period ...............................     $   59,387        $  3,849,652     $  329,344     $  7,763,164
                                                        ==========        ============     ==========     ============
Supplemental disclosure of cash flow
 information:
Issuance of $80,800 promissory note in
 connection with stock option exercise

    The accompanying notes are an integral part of the financial statements.

                                NET GROCER INC.

                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPAL BUSINESS ACTIVITIES

     Net Grocer Inc. (the "Company") was incorporated on October 27, 1995, in the state of Delaware for the purposes of providing interactive retail shopping services via Internet access. The Company conducts it business within one industry segment.

     From inception through July 1997 the Company was in the development stage. During this period substantially all of the Company's operations were focused on the research and development of its Internet site and technology, market development and raising capital. Beginning in July 1997 the Company's principal operations commenced. The Company's results of operations from inception to December 31, 1995 have been combined with the results of operations for the year ended December 31, 1996 due to the Company's limited activity during such period. During this period the Company had no material operations.


BASIS OF PRESENTATION

     Since inception the Company has incurred significant losses and, as of December 31, 1997, had accumulated losses of $4,129,128 and a stockholders' deficit of $1,129,128. The Company intends to invest heavily in marketing and promotion, web site development, technology, and development of its administrative organization. In support of its growth objectives, the Company has entered into strategic marketing and promotional alliances with America Online, Inc. ("AOL"), Yahoo! Inc. ("Yahoo!"), iVillage, Inc. ("iVillage") and Excite, Inc. ("Excite"). Under the terms of such alliances, the Company is required to make payments aggregating approximately $11.6 million and $10.8 million in 1998 and 1999, respectively. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred will increase significantly from current levels. Because many product lines carry relatively low direct margins, achieving profitability given planned investment levels will depend upon the Company's ability to substantially increase its customer base and revenue levels, improve its product mix by increasing its sales of higher margin consumer products, reduce shipping costs, attract advertising dollars and reduce its merchandise costs through volume discounts and direct purchases from manufacturers.

     In order to make the investments necessary to expand its business and to meet its cash flow requirements, including those under its strategic marketing alliances, the Company intends to raise capital through an initial public offering of its common stock. If successfully completed, the Company believes that the net proceeds from the Offering, together with other available resources, would be sufficient to fund the Company's operations for the next twelve months after this offering. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The effect of Company's subsequent strategic marketing and promotional alliances and related payments indicate that the availability of funds to sustain the Company's activities as a going concern through 1999 is uncertain.

     Based on the cash balance at December 31, 1997, additional credit that may be obtained from key vendors and management's belief that additional debt and equity financing can be obtained, the Company believes that it has the ability to continue its business through December 31, 1998.


REVENUE RECOGNITION

     Net sales, which consist primarily of dry good groceries sold over the Internet, net of product credits and other discounts, and outbound shipping charges, are recognized when the products are shipped. The Company records a reserve for estimated credits and returns.


INVENTORY

     Inventory is valued at lower of average cost or market. Reserves are established for slow moving or obsolete inventory.

                                NET GROCER INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COST OF SALES

     Cost of Sales consist principally of cost of merchandise sold, inbound and outbound shipping costs, and direct costs of order fulfillment. Warehouse costs are included in general and administration expenses.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid short-term investments purchased with an original maturity date of three months or less to be cash equivalents.


PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income.


DEPRECIATION

     Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets as follows:


       Computer equipment ..............   3 years
       Purchased software ..............   3 years
       Furniture and fixtures ..........   7 years
       Leasehold improvements ..........   5 years
       Machinery and equipment .........   7 years

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company has capitalized certain incurred software development costs in connection with its electronic commerce Internet web site. The costs associated with research and development of such technology were expensed as incurred. Software development costs incurred subsequent to establishing technological feasibility have been capitalized. Technological feasibility is established upon the completion of a detailed program design (in the absence of any high risk issues or uncertainties). Capitalized software costs are being amortized over a period of two years. Maintenance and enhancement costs incurred subsequent to the initiation of the Company's electronic commerce web site are being expensed as incurred.


LONG LIVED ASSETS

     The Company reviews for impairment its long lived assets, principally equipment and capitalized software, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In the event that facts and circumstances indicate that the value of assets may be impaired an evaluation of recoverability is performed. The evaluation compares the estimated future cash flows associated with the asset to the asset's carrying amount to determine if measurement of an adjustment is required.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Due to their short maturity, the carrying amounts of financial instruments including cash, accounts receivable, payables and accrued expenses approximate fair value. Management believes that the carrying value of the Company's convertible debenture approximates fair value due to its variable interest rate and relatively recent issuance.

                                NET GROCER INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates include the useful lives of computer equipment and capitalized software, and accounts receivable and inventory valuation reserves.


CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of temporary cash investments in excess of financially insured limits. The Company places its temporary cash investments with high credit quality financial institutions.


INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and labilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.


STOCK BASED COMPENSATION

     During 1996, the Company adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans, and has disclosed the pro forma effects on net income (loss) had the fair value of options been expensed.


STOCK SPLIT

     On September 2, 1997, the Company declared a ten for one stock split which has been given retroactive treatment in the financial statements.


UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of

                                NET GROCER INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

disclosures required by the standard. As SFAS No. 130 establishes standards for reporting and display, the adoption of this standard will have no impact on the Company's results of operations, financial position or cash flows. For the period ended March 31, 1998, the Company's net loss equaled the comprehensive net loss required to be displayed under this standard.

     In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. As SFAS No. 131 establishes standards for disclosure, the adoption of this standard will have no impact on the Company's results of operations, financial position or cash flows.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998, with earlier application encouraged. The SOP provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company elected early adoption of this SOP effective January, 1998. The adoption did not have a material effect on the Company's capitalization policy.



2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997           1998
                                           ------------   -------------   ------------
                                                                           (UNAUDITED)
Computer equipment .....................     $ 43,085       $ 130,740      $  189,074
Furniture and fixtures .................        1,234          24,041          59,818
Purchased software .....................        2,389         148,274          69,488
Machinery and equipment ................           --              --         245,804
Leasehold improvements .................           --              --          57,340
                                             --------       ---------      ----------
                                               46,708         303,055         621,524
Less, accumulated depreciation .........       (4,206)        (74,058)       (109,121)
                                             --------       ---------      ----------
                                             $ 42,502       $ 228,997      $  512,403
                                             ========       =========      ==========

     Depreciation expense was $4,588, $144,808 and $76,007 for the years ended December 31, 1996 and 1997, and the quarter ended March 31, 1998, respectively.



3. RELATED PARTY TRANSACTIONS

     From inception through October 31, 1997, the Company sublet its corporate office from American Value Brands, Inc., ("AVB"), an entity of which Uri Evan, Chairman of the Board and director of the Company and Frederick R. Adler, director of the Company, are directors and principal stockholders. The facility was leased on a month-to-month basis with no formal lease agreements between the two companies. In addition, AVB provided to the Company certain administrative services, such as secretarial support, telephones, and office supplies. In November 1997, the Company located to new office space and began subleasing office space to AVB. In addition, the Company provides certain management and operational services to AVB including office set-up, equipment and network support.

     From inception through December 31, 1996 and the year ended December 31, 1997, AVB charged to the Company $103,077 and $171,851 of operating expenses, including rent of $31,475 and $35,611,

                                NET GROCER INC.

3. RELATED PARTY TRANSACTIONS (CONTINUED)

respectively. For the year ended December 31, 1997, the Company charged to AVB $170,824 of management and operational services, which includes rental expense charged to AVB of $6,562 for the two month period November 1, 1997 to December 31, 1997. In 1997, AVB also sold dry good products to the Company in the amount of $12,300.

     In 1997, the Company and AVB jointly purchased a computer system and necessary consulting services for implementation. To date, AVB has paid approximately $140,000 and the Company has paid approximately $200,000 in connection with this purchase. Both companies have the right to use the system and any future costs will be shared based on usage.

     The Company is party to a consulting agreement with Millstone Brands, a company wholly owned by Uri Evan, Chairman of the Company, whereby the Company pays Millstone a monthly consulting fee of $6,000. The agreement is of indefinite duration and can be terminated by either party upon 120 days' notice.


4. INCOME TAXES

     The provision for income taxes for the period October 27, 1995 (inception) through December 31, 1996 and the year ended December 31, 1997 consists of the following:


                                  YEAR ENDED
                                 DECEMBER 31,
                               -----------------
                                1996      1997
                               ------   --------
   Federal .................    $--       $
                                          --
   State and local .........     688      1,259
                                ----    -------
                                $688     $1,259
                                ====    =======

     The Company recognizes deferred tax assets for the future tax deductibility of startup costs which have been incurred prior to commencement of operations. Such costs will be amortized over sixty months for tax purposes beginning with the commencement of operations. A valuation allowance is required if management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a full valuation allowance as of December 31, 1997, based upon its limited operating history. The need for the valuation allowance is evaluated periodically by the Company. As of December 31, 1997, the Company had approximately $3,434,000 net operating loss available for carryforward.

     The components of net deferred tax assets are as follows:


                                                         DECEMBER 31,
                                                -------------------------------
                                                     1996             1997
                                                -------------   ---------------
   Net operating loss carryforwards .........    $   61,468      $  1,301,360
   Start up costs ...........................       146,284           271,658
   Depreciation .............................            --            (4,880)
   Other ....................................            --            17,434
                                                 ----------      ------------
                                                    207,752         1,585,572
   Less, valuation allowance ................      (207,752)       (1,585,572)
                                                 ----------      ------------
                                                 $        0      $          0
                                                 ==========      ============

     For the period January 1, 1998, until June 12, 1998, the Company elected to be taxed as an S corporation and, accordingly, net operating losses incurred during that period are not available to be used by the Company to offset any future income. The Company does not expect the conversion from an S corporation to a C corporation to have a material impact on its financial condition.

                                NET GROCER INC.

5. COMMITMENTS

     The Company is committed to make certain expenditures under various operating leases and a strategic marketing agreement with Excite which expire at various dates through 2003. Operating leases for office facilities and warehouse space call for scheduled rent increases and increases in the Company's proportionate share of real estate taxes and other expenses. The strategic marketing agreement with Excite requires the Company to pay a set up fee, an annual advertising fee and sponsorship fees in return for ongoing programming, links, placements, advertisements and promotions. The nonrefundable set up fee was paid and expensed in 1997. The Company expects to expense the costs associated with the strategic marketing agreement over the term of the agreement, primarily based on the rate of delivery of the required number of click-throughs to be provided during the term of the agreement.

     On April 14, 1998, the Company entered into a strategic marketing alliance with Yahoo! for a two-year period, pursuant to which the Company became the exclusive retailer of dry grocery products on the shopping page of the Yahoo! Web site. The agreement requires the Company to pay an annual exclusivity fee, advertising fee and sponsorship fee for ongoing programming, links, placements, advertising and promotions. The Company expects to expense the costs associated with the agreement over the contract term, primarily based on the rate of the delivery of the specified number of click-throughs to be received during the contract term.

     On June 30, 1998, the Company entered into an exclusive strategic marketing agreement with iVillage for a two year period, under which iVillage is required to provide links from various channels and to deliver a certain number of impressions from relevant areas of the iVillage network. Over the term of the agreement, the Company is required to compensate iVillage for new customers, purchases by repeat customers and click-throughs, from certain iVillage sites, with certain minimum fixed quarterly amounts.

     On July 1, 1998 the Company entered into a strategic marketing agreement with AOL whereby the Company will be the exclusive marketer of supermarket shopping delivery services on the AOL Service and AOL.COM, subject to certain limited exceptions. The exclusivity period is 37 months for the AOL Service and 24 months for AOL.COM, each beginning July 1998. Under the agreement, the Company is required to pay AOL certain fixed amounts over the next 24 months, as well as certain contingent payments during the term of the Agreement based on certain advertising and transaction revenues generated under the Agreement. The Agreement also will require the Company to issue a warrant to purchase 3,121 shares of Common Stock exercisable at the IPO price upon the initiation of the contract, as well as additional warrants during the term of the agreement based upon performance. The fair value of the initial warrant issuance, determined in accordance with FASB No. 123, will be accounted for as a cost of the contract and will be amortized over the contract term. The fair value of the performance based warrant will be expensed as earned by the service provider.

     The future minimum required payments pursuant to the above commitments, exclusive of required payments for increases in the Company's proportionate share of real estate taxes and other expenses, is as follows:




  FISCAL YEAR ENDING
---------------------
  1998 ..............  $12,138,612
  1999 ..............   11,352,738
  2000 ..............    5,312,712
  2001 ..............      436,559
  2002 ..............      436,559
                       -----------
                       $29,677,180
                       ===========

6. STOCKHOLDERS' EQUITY

COMMON STOCK

     In October 1996 the company issued 25,000, $.01 par value, shares of common stock at $20 per share, resulting in proceeds to the Company of $500,000. From January 1997 through July 1997 the Company

                                NET GROCER INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)

issued 75,000, $.01 par value, shares of common stock at $20 per share resulting in cash proceeds to the Company of $1,500,000 and a receivable due from stockholders of $450,000, which was settled prior to December 31, 1997. In September 1997 10,000, $.01 par value, shares of common stock at $100 per share were issued to stockholders resulting in proceeds to the Company of $1,000,000.




STOCK OPTION PLAN

     In October 1996, the Company adopted its 1996 Stock Option Plan which provides for the granting of an aggregate of 20,000 stock options to employees or consultants. The stock options are exercisable at prices ranging from $20 to $150 and vest over a period of 3 to 4 years. In January 1998, an additional 4,000 shares of common stock were authorized for issuance pursuant to the 1996 Stock Option Plan.

     The Company applies APB 25 in accounting for its employee stock options and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. No compensation expense was recognized during 1997 and 1996. During January 1998, the Company issued 3,810 stock options, 2,300 of which vested immediately and 1,510 vest over 31 months. Such stock options have an exercise price of $150. The Company recorded compensation expense for the difference between the exercise price and the deemed fair value of the Company's common stock. Compensation expense is charged to operations over the vesting period of the options. Compensation expense for the quarter ended March 31, 1998, amounted to $242,583. As of March 31, 1998, unearned compensation amounted to $138,417.

     If the accounting provisions of SFAS No. 123 were applied, the Company's net loss would have been approximately $3,595,000 and $563,000 for the years ended December 31, 1997 and 1996, respectively. The fair value of the options granted during 1997 and 1996 was estimated to be approximately $43,000 and $33,000, respectively. The Company utilized the Black-Scholes option pricing model to estimate the value of such options based upon the following assumptions: dividend yield of 0%, volatility of 0%, risk-free interest rate of 6% and expected life of three to four years. The estimated value of the options will be amortized over a period of three to four years for pro forma accounting purposes only.

     The effect of applying SFAS No. 123 on 1997 and 1996 pro forma net loss, is not necessarily representative of the effects on pro forma net loss for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options grants in future years.

     Additional information with respect to stock option activity is summarized as follows:




                                                     YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------     QUARTER ENDED
                                                  1996                   1997              MARCH 31, 1998
                                          --------------------  -----------------------  -------------------
                                                     WEIGHTED                 WEIGHTED              WEIGHTED
                                                      AVERAGE                  AVERAGE              AVERAGE
                                           SHARES      PRICE       SHARES       PRICE     SHARES     PRICE
                                          --------  ----------  -----------  ----------  --------  ---------
                                                                                             (UNAUDITED)
Outstanding at beginning of year .......                           10,100     $ 20.00     14,808    $ 29.38
Options granted at $20 .................   10,100    $ 20.00        7,680       20.00         --         --
Options granted at $150 ................       --         --        1,068      150.00      3,945     150.00
Options exercised ......................       --         --       (4,040)      20.00         --         --
                                           ------    -------       ------     -------     ------    -------
Outstanding at end of year .............   10,100    $ 20.00       14,808     $ 29.38     18,753    $ 54.75
                                           ======    =======       ======     =======     ======    =======
Options exercisable at year end ........    2,020    $ 20.00          668     $ 20.00      4,722    $ 83.33
                                           ======    =======       ======     =======     ======    =======
Weighted average contractual life of
 shares outstanding at year end ........     9.42                    8.77                   8.68
                                           ======                  ======                 ======

                                NET GROCER INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION EXERCISE


     During 1997 an officer of the Company exercised 4,040 vested options. The board of directors approved the exercise of the options at their original stated exercise price of $20 per share totaling $80,800. A full recourse promissory note was issued by the Company for the aggregate cost of the exercised options. The note bears an interest rate of 7.0%. At December 31, 1997, the Company has accrued approximately $3,400 in interest income. The full amount of the note receivable has been classified within stockholders' deficit at December 31, 1997.



7. CONVERTIBLE DEBENTURES


     During 1997 the Company issued a convertible debenture in an aggregate principal amount of $5,000,000. The holder of this debenture has the right to convert the debenture into 42,458 shares of common stock until such date as defined in the Investment and Stockholders Agreement dated November 17, 1997. On or after November 17, 2001, the Company has the right to require that the holder exercise its conversion right. The debenture bears interest at a rate equal to the prime rate as reported in the Wall Street Journal (8.5% at December 31, 1997). At December 31, 1997 the Company has accrued approximately $52,000 in interest expense. The debenture matures, and the principal balance and all accrued interest through such time is payable at maturity during the year ending 2002.


     During March 1998, the Company issued a convertible debenture in an aggregate principal amount of $7,000,000. The holder of this debenture has the right to convert the debenture into 22,126 shares of common stock until such date as defined in Investment and Stockholders Agreement. On or after March 30, 2002, the Company has the right to require that the holder exercise its conversion right. The debenture bears interest at a rate equal to the prime rate as reported in the Wall Street Journal (8.5% at March 31, 1998). The debenture matures, and principle balance and all accrued interest through such time is payable at maturity during the year ending 2003.



8. SUBSEQUENT EVENT



CAPITAL CONTRIBUTION


     In June 1998, the Company issued 9,483 shares of common stock at $316.36 per share, generating proceeds to the Company of $3,000,000. The Company offered these shares to existing, fully-paid stockholders of the Company as of May 1, 1998, in proportion to their respective percentage ownership interests in the common stock as of that date. Shares which were not subscribed for pursuant to the primary subscription right of each stockholder, were allocated to stockholders who exercised their right of oversubscription pursuant to the offer, and then to certain existing and new stockholders.

===============================================================================
       NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK REFERRED TO BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO SUCH PERSON IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                                 -------------
                               TABLE OF CONTENTS

                                              PAGE
                                             -----
Forward Looking Statements ...............      2
Prospectus Summary .......................      3
Risk Factors .............................      6
Use of Proceeds ..........................     15
Dividend Policy ..........................     15
Capitalization ...........................     16
Dilution .................................     17
Selected Financial Data ..................     18
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations .........................     19
Business .................................     24
Management ...............................     36
Certain Transactions .....................     42
Principal Stockholders ...................     44
Description of Capital Stock .............     46
Shares Eligible for Future Sale ..........     49
Underwriting .............................     50
Legal Matters ............................     51
Experts ..................................     51
Available Information ....................     51
Index to Financial Statements ............    F-1

                                 -------------
       UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===============================================================================


===============================================================================


                                          SHARES




                                    [LOGO]





                                 COMMON STOCK






                         ------------------------------
                                   PROSPECTUS
                         ------------------------------



                                CIBC OPPENHEIMER


                              VOLPE BROWN WHELAN &
                                    COMPANY





                                        , 1998

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.



       SEC Registration Fee .......................   $11,195
       NASD Filing Fee ............................     4,295
       Nasdaq National Market Listing Fee .........         *
       Printing Expenses ..........................         *
       Legal Fees and Expenses ....................         *
       Accounting Fees and Expenses ...............         *
       Blue Sky Expenses and Counsel Fees .........         *
       Transfer Agent and Registrar Fees ..........         *
       Miscellaneous ..............................         *
                                                      -------
          Total ...................................   $     *
                                                      =======


----------
* To be provided.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Eighth of the Company's Certificate of Incorporation, as amended, contains substantially the same provisions for indemnification as those contained in Section 145 of the DGCL. Reference is made to the Certificate of Incorporation and the By-Laws filed as Exhibits 3.1 and 3.2, respectively.

     Article Ninth of the Company's Certificate of Incorporation, as amended, states that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders owing to such director's position as a director of the Company.

     The Company intends to enter into indemnification agreements with its current directors and executive officers. The Company intends to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

     Under Section    of the Underwriting Agreement, the underwriters are
obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since its inception in October 1995, the Company has issued and sold unregistered securities as follows (all share numbers reflect the 10 for 1 stock split effected September 2, 1997):

     From October 1996 to July 1997, the Company issued its initial 100,000 shares of Common Stock at $20.00 per share to 12 stockholders for total consideration of $2,000,000.

     In May 1997, the Company issued 4,040 shares of Common Stock to Daniel Nissan, at a price of $20 per share, upon the exercise by Mr. Nissan of an option to purchase Common Stock.

     In September 1997, the Company issued an aggregate of 10,000 shares of Common Stock at $100 per share for total consideration of $1,000,000 in cash.

     In November 1997, the Company issued a convertible debenture in an aggregate principal amount of $5,000,000 to Cendant Corporation ("Cendant") (formerly CUC International Inc.), convertible into 42,458 shares of Common Stock.

     In March 1998, the Company issued a convertible debenture in an aggregate principal amount of $7,000,000 to Cendant, convertible into 22,126 shares of Common Stock.

     In June 1998, the Company issued and sold 9,483 shares of Common Stock at $316.36 per share to 23 investors in a private offering, for total consideration of approximately $3,000,000.

     In July 1998, in connection with a marketing agreement entered into by the Company and America Online, Inc. ("AOL"), the Company issued to AOL a warrant to purchase 18,726 shares of Common Stock at a price equal to the lowest price per share paid by any investor in the next financing event (as defined in the warrant).

     In July 1998, the Company entered into a Common Stock and Warrant Subscription Agreement with AOL pursuant to which, in exchange for payment of $2,000,000, the Company will issue to AOL a number of shares of Common Stock determined by dividing $2,000,000 by the initial public offering price of the Common Stock. The Company also is commited pursuant to such agreement to issue to AOL a warrant to purchase a number of shares of Common Stock equal to 50% of the shares purchased above at an exercise price equal to 175% of the initial public offering price of the Common Stock.


     No underwriters were engaged in connection with the foregoing sales of securities. Such sales of Common Stock, warrants and convertible debentures were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits.




NO.      DESCRIPTION
-------- -----------------------------------------------------------------------------------------
 1.1     Form of Underwriting Agreement*
 3.1     Amended and Restated Certificate of Incorporation*
 3.2     Amended and Restated By-Laws*
 4.1     Specimen Common Stock Certificate*
 5.1     Opinion of Fulbright & Jaworski L.L.P.*
10.1     Sublease Agreement between LIT, Inc. and the Company, dated October 21, 1997, for office space at 333 Seventh Avenue, New York
10.2     Agreement of Lease, between 1112 CR NB, L.L.C. and the Company, dated December 16,
         1997, for premises known as 1112 Corporate Road, North Brunswick, NJ
10.3     Lease Agreement between Leasing Edge Corporation and the Company, dated March 1,
         1998, for office equipment
10.4     Employment Agreement between the Company and Daniel Nissan, dated May 20, 1996*
10.5     Employment Agreement between the Company and Richard D. Falcone, dated January 15,
         1997
10.6     Employment Agreement between the Company and Jeffrey Steinberg, dated February 1,
         1997
10.7     Net Grocer Inc. 1996 Stock Option Plan*
10.8     Form of option agreement relating to Net Grocer Inc. 1996 Stock Option Plan*
10.9     Net Grocer Inc. Non-Employee Directors' Stock Option Plan*
10.10    Form of option agreement relating to Net Grocer Inc. Non-Employee Directors' Stock
         Option Plan*
10.11    Marketing Agreement between the Company and Cendant Corporation (formerly CUC
         International Inc.), dated November 17, 1997+
10.12    Investment and Stockholders Agreement between the Company and Cendant Corporation
         (formerly CUC International Inc.), dated November 17, 1997
10.13    Convertible Debenture issued by the Company, dated as of November 17, 1997
10.14    Convertible Debenture issued by the Company, dated as of March 30, 1998
10.15    Sponsorship Agreement, between the Company and Excite, Inc., dated December 15, 1997+
10.16    Advertising Agreement, between the Company and Yahoo! Inc., dated April 14, 1998+
10.17    Interactive Marketing Agreement, between the Company and America Online, Inc., dated as of July 1, 1998+
10.18    Sponsorship Agreement, between the Company and iVillage, Inc., dated as of May 31,
         1998+

NO.        DESCRIPTION
---------- ------------------------------------------------------------------------------------
10.19      Common Stock and Warrant Subscription, dated July 28, 1998, between the Company and
           America Online, Inc.*
23.1       Consent of PricewaterhouseCoopers LLP
23.2       Consent of Fulbright & Jaworski L.L.P. (to be included in Exhibit 5.1)*
24.1       Power of Attorney (included in signature page)
27         Financial Data Schedule

----------
* To be filed by amendment

+ Confidential treatment requested.


     (b) Financial Statement Schedules. The following financial statement schedules are filed herewith:


Schedule II Valuation and Qualifying Accounts and Reserves


All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


     The undersigned Registrant hereby undertakes that:


     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 30, 1998.

                                        NET GROCER INC.

                                        By: /s/ Daniel Nissan
                                           ------------------------------------
                                           Daniel Nissan
                                           President and Chief Executive
                                           Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below and on the following page constitutes and appoints each of Uri Evan and Daniel Nissan as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                         TITLE                           DATE
---------                                         -----                           ----
/s/ Uri Evan                  Chairman of the Board and Director             July 30, 1998
-------------------------
  Uri Evan

/s/ Daniel Nissan             President, Chief Executive Officer and         July 30, 1998
-------------------------     Director (Principal Executive Officer)
  Daniel Nissan

/s/ Richard D. Falcone        Executive Vice President, Chief Financial      July 30, 1998
-------------------------     Officer, Chief Operating Officer, Secretary
  Richard D. Falcone          and Treasurer (Principal Financial and
                              Accounting Officer)

/s/ Frederick R. Adler        Director                                       July 28, 1998
-------------------------
  Frederick R. Adler

/s/ Philip R. Chapman         Director                                       July 30, 1998
-------------------------
  Philip R. Chapman

/s/ Yoram Evan                Director                                       July 30, 1998
-------------------------
  Yoram Evan

/s/ Samuel L. Katz            Director                                       July 30, 1998
-------------------------
  Samuel L. Katz

/s/ Scot W. Melland           Director                                       July 28, 1998
-------------------------
  Scot W. Melland

                                NETGROCER, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                  AND RESERVES

-------------------------------------------------------------------------------------------------------------------
              COLUMN                     COLUMN                    COLUMN                    COLUMN        COLUMN
                 A                          B                         C                         D             E
-------------------------------------------------------------------------------------------------------------------
                                                                  ADDITIONS
                                                      =================================
                                       BALANCE AT         CHARGED                                          BALANCE
                                      BEGINNING OF       TO COSTS         CHARGED TO                       AT END
            DESCRIPTION                  PERIOD        AND EXPENSES     OTHER ACCOUNTS     DEDUCTIONS     OF PERIOD
-------------------------------------------------------------------------------------------------------------------
Year end December 31, 1997
Inventory valuation reserves               $--            $45,000            --               --          $45,000
Allowance for accounts
 receivable                                $--              1,000            --               --          $ 1,000
Year end December 31, 1996:
 Not Applicable

                                   EXHIBIT INDEX


NO.      DESCRIPTION
-------- -----------------------------------------------------------------------------------------
 1.1     Form of Underwriting Agreement*
 3.1     Amended and Restated Certificate of Incorporation*
 3.2     Amended and Restated By-Laws*
 4.1     Specimen Common Stock Certificate*
 5.1     Opinion of Fulbright & Jaworski L.L.P.*
10.1     Sublease Agreement between LIT, Inc. and the Company, dated October 21, 1997, for office space at 333 Seventh Avenue, New York
10.2     Agreement of Lease, between 1112 CR NB, L.L.C. and the Company, dated December 16,
         1997, for premises known as 1112 Corporate Road, North Brunswick, NJ
10.3     Lease Agreement between Leasing Edge Corporation and the Company, dated March 1,
         1998, for office equipment
10.4     Employment Agreement between the Company and Daniel Nissan, dated May 20, 1996*
10.5     Employment Agreement between the Company and Richard D. Falcone, dated January 15,
         1997
10.6     Employment Agreement between the Company and Jeffrey Steinberg, dated February 1,
         1997
10.7     Net Grocer Inc. 1996 Stock Option Plan*
10.8     Form of option agreement relating to Net Grocer Inc. 1996 Stock Option Plan*
10.9     Net Grocer Inc. Non-Employee Directors' Stock Option Plan*
10.10    Form of option agreement relating to Net Grocer Inc. Non-Employee Directors' Stock
         Option Plan*
10.11    Marketing Agreement between the Company and Cendant Corporation (formerly CUC
         International Inc.), dated November 17, 1997+
10.12    Investment and Stockholders Agreement between the Company and Cendant Corporation
         (formerly CUC International Inc.), dated November 17, 1997
10.13    Convertible Debenture issued by the Company, dated as of November 17, 1997
10.14    Convertible Debenture issued by the Company, dated as of March 30, 1998
10.15    Sponsorship Agreement, between the Company and Excite, Inc., dated December 15, 1997+
10.16    Advertising Agreement, between the Company and Yahoo! Inc., dated April 14, 1998+
10.17    Interactive Marketing Agreement, between the Company and America Online, Inc., dated as of July 1, 1998+
10.18    Sponsorship Agreement, between the Company and iVillage, Inc., dated as of May 31,
         1998+
10.19    Common Stock and Warrant Subscription, dated July 28, 1998, between the Company and
         America Online, Inc.*
23.1     Consent of PricewaterhouseCoopers LLP
23.2     Consent of Fulbright & Jaworski L.L.P. (to be included in Exhibit 5.1)*
24.1     Power of Attorney (included in signature page)
27       Financial Data Schedule

----------
* To be filed by amendment

+ Confidential treatment requested.